UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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DEX ONE CORPORATION
(Name of Registrant as Specified in Its Charter)

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DEX ONE CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

March 17, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Dex One Corporation to be held on Tuesday, May 3, 2011, at 9:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.

We are pleased to furnish proxy materials to our stockholders on the Internet. We believe this approach provides our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote your shares as soon as possible. You may vote your shares over the Internet, by telephone, by mail or in person at the meeting. If you plan to attend the meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification to be admitted.

Sincerely,

Alfred T. Mockett
Chief Executive Officer
and President

DEX ONE CORPORATION

1001 Winstead Drive
Cary, North Carolina 27513

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 3, 2011

To the Stockholders of
Dex One Corporation:

The 2011 Annual Meeting of Stockholders of Dex One Corporation will be held on Tuesday, May 3, 2011, at 9:00 a.m. local time, at the Embassy Suites Hotel, 201 Harrison Oaks Boulevard, Cary, North Carolina 27513 for the following purposes:

1. to elect seven persons to our Board of Directors;

2. to approve, by non-binding vote, executive compensation;

3. to recommend, by non-binding vote, the frequency of executive compensation votes;

4.	to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011; and

5.	to transact such other business that may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on March 10, 2011 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the meeting and, during the ten days prior to the meeting, at our executive offices located at the address above.

By Order of the Board of Directors,

Mark W. Hianik
Senior Vice President, General Counsel
and Corporate Secretary

Cary, North Carolina
March 17, 2011

IMPORTANT NOTICE
Please Vote Your Shares Promptly

DEX ONE CORPORATION
1001 Winstead Drive
Cary, North Carolina 27513

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Dex One Corporation (“Dex One”, the “Company”, “we”, “us” or “our”) of proxies for use at the Company’s 2011 Annual Meeting of Stockholders to be held on May 3, 2011 or at any adjournments or postponements thereof. On March 17, 2011, we will begin distributing a notice containing instructions on how to access this proxy statement and our Annual Report on Form 10-K online and how to vote your shares. This proxy statement and our 2010 Annual Report on Form 10-K are also available at https://materials.proxyvote.com/25212W.

No business can be conducted at the meeting unless a majority of all shares entitled to vote are either present in person or represented by proxy at the meeting. As far as we know, the only matters to be brought before the meeting are those referred to in this proxy statement. If any additional matters are presented at the meeting, the persons named as proxies may vote your shares in their discretion.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What am I voting on at the meeting?

1. The election of seven persons to the Dex One Board of Directors;

2. the approval, by non-binding vote, of executive compensation;

3. the recommendation, by non-binding vote, of the frequency of executive compensation votes; and

4. the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

What does the Board of Directors recommend with respect to the matters to be presented at the meeting?

The Board of Directors recommends a vote:

1. FOR the election of each of the seven nominees to the Dex One Board of Directors;

2. FOR the approval, by non-binding vote, of executive compensation;

3.	ONE YEAR on the recommendation, by non-binding vote, of the frequency of executive compensation votes; and

4.	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

Who is entitled to vote?

You are entitled to vote at the meeting if you owned Dex One shares (directly or in “street name,” as defined below) as of the close of business on March 10, 2011, the record date for the meeting. On that date, 50,308,556 shares of our common stock were outstanding and entitled to vote at the meeting and no shares of our preferred stock were outstanding. Each share of common stock is entitled to one vote on each proposal to properly come before the meeting.

What is the difference between holding shares directly as a stockholder of record and holding shares in “street name”?

Virtually all of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held beneficially or in “street name.”

Registered Stockholders.  If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and a notice containing instructions on how to access our proxy statement and annual report online was sent directly to you. As the stockholder of record, you have the right to vote your shares as described herein.

Beneficial Stockholders.  If your shares are held by a bank, broker or other agent as your nominee, you are considered the beneficial owner of shares held in “street name,” and the notice containing instructions on how to access our proxy statement and annual report online was forwarded to you by your bank, broker or agent who is considered the stockholder of record with respect to those shares.

How can I vote my shares?

Registered Stockholders.  If you hold shares in your own name, you may vote by proxy before the annual meeting by signing and returning a completed proxy card.

Beneficial Stockholders.  If you hold your shares in street name, your bank, broker or other agent will send you, as the beneficial owner, a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank, broker or agent to vote your shares.

Can I change my vote?

Registered Stockholders.  Your proxy may be revoked at any time before it is voted at the meeting by (i) sending written notice of revocation to the Corporate Secretary (at the address of the Company set forth on the first page of this Proxy Statement), (ii) delivering another duly executed proxy bearing a later date or (iii) voting in person at the meeting.

Beneficial Stockholders.  Beneficial stockholders should contact their bank, broker or other agent for instructions on how to change their vote.

Who will count the vote at the meeting?

Representatives of BNY Mellon Shareowner Services, the Company’s transfer agent, will tabulate the vote and serve as inspector of election at the Meeting.

What vote is required to approve each proposal?

Item No. 1. — Election of Directors.  The Board of Directors has adopted a majority vote standard in uncontested director elections. Because this election is an uncontested election, each director will be elected by the vote of the majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any votes withheld by banks and brokers in the absence of instructions from street name holders (“broker non-votes”).

Item No. 2 — Vote on Executive Compensation and Item No. 4 — Ratification of Appointment of KPMG LLP.  The affirmative vote of a majority of the shares present at the meeting in person or by proxy is required to: approve, by non-binding vote, executive compensation (Item No. 2); and ratify the appointment of our independent registered public accounting firm (Item No. 4). Abstentions have the same effect as votes cast against Item Nos. 2 and 4. Broker non-votes have no effect on the outcome of the vote on Item No. 2.

Item No. 3 — Vote on the Frequency of Advisory Vote on Executive Compensation.  The frequency of the advisory vote on executive compensation (Item No. 3) receiving a majority of votes cast (every one, two or three years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes have no effect on such vote.

Although the advisory votes on Item Nos. 2 and 3 are non-binding as provided by law, our Board will review the results of the votes and, consistent with our record of stockholder engagement, will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes on executive compensation.

Any other matter.  Any other matter that properly comes before the meeting will require the approval of the majority of the shares present in person or represented by proxy and entitled to vote at the meeting.

What constitutes a quorum for the meeting?

The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What happens if I sign, date and return my proxy but do not specify how I want my shares voted on one or more of the proposals?

Regardless of your form of ownership, your proxy will be counted as a vote “FOR” all of the director nominees; “FOR” Item Nos. 2 and 4; and “1 Year” for Item No. 3.

What happens if I do not vote my shares?

Registered Stockholders.  Your shares will not be voted.

Beneficial Stockholders.  Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Under New York Stock Exchange (“NYSE”) rules, your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors or Item Nos. 2 and 3. However, your broker or nominee does have discretion to vote your shares on routine matters such as Item No. 4.

How is my proxy voted on matters not identified on the proxy form or in this Proxy Statement?

Our board presently knows of no other matters to be presented for action at the meeting. Neither did we receive timely notice of any nomination for a director, nor did we receive timely notice of any other matter intended to be raised by any stockholder at the meeting. Accordingly, the proxy form confers upon the persons named on the proxy form authority to vote your shares in their discretion upon any other matter that may properly come before the meeting.

What do I need to do if I plan to attend the meeting in person?

If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold shares in street name and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker. All stockholders as of the record date are invited to attend, although seating may be limited.

Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

We will bear the cost of soliciting proxies, including expenses in connection with preparing and distributing this proxy statement. Our directors, officers and employees may solicit proxies on our behalf and no additional compensation will be paid for such solicitation. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies. We expect to pay Innisfree approximately $10,000 for these services plus expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

Under what circumstances can the meeting be adjourned?

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting (whether or not a quorum exists) without further notice other than by an announcement made at the meeting. We do not currently intend to seek an adjournment of the meeting.

When are stockholder proposals due for inclusion in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders?

Stockholder proposals intended to be presented at our 2012 Annual Meeting of Stockholders must be received by us no later than November 18, 2011 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. Any proposal should be addressed to Mark W. Hianik, Senior Vice President, General Counsel and Corporate Secretary, Dex One Corporation, 1001 Winstead Drive, Cary, North Carolina 27513, and should be sent by certified mail, return receipt requested.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted policies and procedures to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of each of the standing committees of the Board and our Code of Conduct for directors, finance employees and all employees, may be viewed in the corporate governance section of our website at http://ir.dexone.com/governance.cfm. We will also provide without charge copies of any of the foregoing information in print upon written request of our stockholders to the Office of the Corporate Secretary, Dex One Corporation, 1001 Winstead Drive, Cary, NC 27513.

The Corporate Governance Committee reviews our Corporate Governance Guidelines on a regular basis and proposes modifications to the principles and other key governance practices as warranted for adoption by the Board.

Board Composition, Responsibilities and Leadership Structure

The Board of Directors is responsible for overseeing the affairs of the Company. The Board held ten meetings during 2010. Each incumbent director attended all of the meetings of the Board and at least 90% of the meetings of the standing committees on which he served during 2010. Following the 2011 annual meeting, the Board will consist of seven directors. Our Bylaws provide, however, that the Board may increase or decrease the size of the Board and fill any vacancies.

As reflected in our Corporate Governance Guidelines, while the Board does not presently require all its members to attend annual meetings of stockholders, it does encourage its members to do so and the non-executive Chairman is expected to attend all meetings of stockholders. The Board is sensitive to stockholder access concerns and will periodically monitor and reassess this policy to ensure it remains open and available for stockholder communications. We did not hold an annual meeting of stockholders in 2010 due the timing of our emergence from bankruptcy on January 29, 2010.

The Board has determined that the appropriate leadership structure for the Board at this time is for a non-management director to serve as Chairman of the Board. The Board reserves the right to review this policy from time to time to assess whether a non-executive Chairman continues to serve the best interests of the Company and our stockholders.

The non-executive Chairman is responsible for ensuring that the quality, quantity and timeliness of the flow of information between our management and the Board enables the Board to fulfill its functions and fiduciary duties in an efficient and effective manner. Our non-executive Chairman is elected annually by a majority of the independent directors upon a recommendation from the Corporate Governance Committee. Our non-executive Chairman presides over executive sessions of the nonemployee directors following every Board meeting (which sessions are not attended by management) and advises the Board, in consultation with the CEO and other independent directors, as to Board schedules and agendas. The Board has also determined that our non-executive Chairman shall be available to consult with shareholders and call meetings of the independent directors when appropriate. See our Corporate Governance Guidelines on our website for additional information on the leadership structure of the Board.

Board Committees

The Board maintains three standing committees — an Audit and Finance Committee, a Compensation and Benefits Committee and a Corporate Governance Committee. Each Committee operates under a charter that has been approved by the Board. A copy of each committee charter is posted in the corporate governance section of our website at http://ir.dexone.com/governance.cfm. Each Committee may delegate the authority granted to it under its charter to a subcommittee, in order to ensure compliance with legal and regulatory obligations, timely decision making or for other purposes. The biographical information of each of our directors beginning on page 10 includes the standing committees on which he serves.

Audit and Finance Committee

The Audit and Finance Committee has overall responsibility for the integrity of our financial reporting process, including oversight of the preparation of financial statements and related financial information and the annual independent audit of such statements, as well as responsibility for our system of internal controls, internal audit process, risk assessment and management processes and compliance function. In addition, the Audit and Finance Committee has responsibility for reviewing proposed and existing financing arrangements (and compliance with governing documents) and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing.

The Audit and Finance Committee also prepares the Audit Committee Report that Securities and Exchange Commission, or SEC, rules require be included in our annual proxy statement. This report is on page 40 of this proxy statement.

The Board of Directors has unanimously determined that Jonathan B. Bulkeley, Eugene I. Davis and W. Kirk Liddell, each a present member of the Audit and Finance Committee, qualify as “audit committee financial experts” and possess “accounting or related financial management expertise” within the meaning of all applicable laws and regulations. In addition, the Board has unanimously determined that all present members of the Audit and Finance Committee are financially literate and, as stated below, independent as that term is used in Item 407(a) of regulation S-K. Mr. Davis presently serves on three or more public company audit committees. The Board of Directors has reviewed the abilities, education and experience of Mr. Davis, has considered Mr. Davis’s simultaneous service on the audit committees of other public companies and has unanimously determined that Mr. Davis’s simultaneous service on the audit committees of more than three public companies will not impair his ability to effectively serve on the Company’s Audit and Finance Committee.

The Audit and Finance Committee met ten times during 2010.

Compensation and Benefits Committee

The Compensation and Benefits Committee is responsible for the oversight of our executive and non-management director compensation practices and programs and the administration of our compensation and benefit plans for employees (including senior management) and non-management directors.

The Compensation and Benefits Committee is responsible for reviewing and approving all aspects of the compensation paid to our Chief Executive Officer, the four other most highly paid executive officers and any other employees identified as Section 16(a) reporting persons. The Compensation Committee also approves all arrangements providing for the payment of benefits following a change of control of the Company or severance following a termination of employment.

The Compensation and Benefits Committee also prepares the Compensation and Benefits Committee Report that SEC rules require be included in our annual proxy statement. This report is on page 21 of this proxy statement.

The Compensation and Benefits Committee is comprised entirely of directors who satisfy NYSE listing standards and the standards of independence established by our Board of Directors.

The Compensation and Benefits Committee met eight times during 2010.

Corporate Governance Committee

The Corporate Governance Committee oversees the Board candidate selection, assessment and nomination process, makes recommendations to the Board regarding corporate governance policies, guidelines and procedures and in coordination with the Audit and Finance Committee, establishes and administers policies with respect to corporate responsibility and ethical business practices.

The Corporate Governance Committee is composed entirely of directors who satisfy NYSE listing standards and the standards of independence established by our Board of Directors.

The Corporate Governance Committee met four times during 2010.

Risk Oversight

Senior management is responsible for identifying and prioritizing enterprise risks facing Dex One. The Board of Directors, in turn, is responsible for ensuring that material risks are managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. The Audit and Finance Committee is responsible for discussing our overall risk assessment and risk management practices, as set forth in the Audit and Finance Committee’s charter. The Audit and Finance Committee also performs a central oversight role with respect to financial and compliance risks, and periodically reports on its findings to the full Board. In addition, the Audit and Finance Committee is responsible for assessing risk related to our capital structure, significant financial exposures and our risk management and major insurance programs, and regularly evaluates financial risks associated with such programs. The Compensation and Benefits Committee considers risk in connection with its design of compensation programs for our executives.

Communications with the Board

Our Board welcomes communications from stockholders and other interested parties. Interested parties may contact the Board by writing to Alfred T. Mockett, Chief Executive Officer and President, c/o Dex One Corporation, 1001 Winstead Drive, Cary, NC 27513. Interested parties may contact the independent members of our Board with any governance questions or other concerns by writing to Jonathan B. Bulkeley, Chairman of the Board, c/o Dex One Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. In addition, any questions or concerns regarding financial reporting, internal controls, accounting or other financial matters may be forwarded to Eugene I. Davis, Chair of the Audit and Finance Committee, c/o Dex One Corporation, 1001 Winstead Drive, Cary, North Carolina 27513. Your inquiries will not be read by the Company and will be forwarded directly to the addressee. Persons wishing to submit anonymous, confidential inquiries or comments regarding the Company may do so through www.dexone.ethicspoint.com, our web-based reporting system, by simply following the instructions on that site. These procedures for communications between independent members of our Board and interested parties were approved by the independent and non-management members of our Board.

Director Independence

Our Corporate Governance Guidelines state the Board’s objective that at least two-thirds of the members of the Board be independent under NYSE listing standards and applicable law. The Board of Directors has adopted Director Independence Standards to assist in determining whether a director does not have material relationships with Dex One and thereby qualifies as independent. The Director Independence Standards are based on NYSE “independent director” listing standards. To be considered “independent,” the Board of Directors must make an affirmative determination, by a resolution of the Board as a whole, that the director being reviewed has no material relationship with us other than as a director, either directly or indirectly (such as a partner, shareholder or executive officer of another entity that has a relationship with Dex One). In each case, the Board broadly considers all relevant facts and circumstances.

Under our Director Independence Standards:

1. No director will qualify as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Company will identify which directors are independent and disclose these affirmative determinations.

2. No director can be independent if the director is, or has been within the last three years, an employee of the Company.

3. No director can be independent if an immediate family member of the director is or has been an executive officer of the Company within the last three years.

4. No director can be independent if the director received, or has an immediate family member who has received, during any twelve-month period within that last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5. No director can be independent if:

a. the director or an immediate family member is a current partner of the Company’s internal or external auditor;

b. the director is a current employee of the Company’s internal or external auditor;

c. the director has an immediate family member who is a current employee of the Company’s internal or external auditor and personally works on the Company’s audit; or

d. the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on the Company’s audit within that time.

6. No director can be independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

7. No director can be independent if the director is a current employee, or an immediate family member is a current executive officer, of a company (excluding charitable organizations) that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

8. No director can be independent if the Company has made charitable contributions to any charitable organization in which such director serves as an executive officer if, within the preceding three years, contributions by the Company to such charitable organization in any single completed fiscal year of such charitable organization exceeded the greater of $1 million, or 2% of such charitable organization’s consolidated gross revenues.

The Board of Directors reviews all commercial and charitable relationships of directors on an annual basis. The mere ownership of a significant amount of stock is not in and of itself a bar to an independence determination but rather one factor that the Board considers.

The Board of Directors has unanimously determined that Jonathan B. Bulkeley, Eugene I. Davis, Richard L. Kuersteiner, W. Kirk Liddell, Mark A. McEachen and Alan F. Schultz are neither affiliated persons of the Company nor do they have any material relationship with the Company, and therefore qualify as independent directors within the meaning of all applicable laws and regulations, including the independence standards of the NYSE. As a result, independent directors constitute a majority of Dex One’s Board of Directors. In addition, all members of all committees qualify as independent within the meaning of all applicable laws and regulations, including the independence standards of the NYSE. Alfred T. Mockett is not an independent director because he is our CEO and President.

In making these independence determinations, the Board considered all of the automatic bars to independence specified in the respective independence standards of the SEC and the NYSE and definitively determined that none of those conditions existed. In addition, the Board considered whether any material relationship beyond the automatic bars existed between the Company and/or its management and/or any of their respective affiliates or family members, on the one hand, and each director or any family member of such director or any entity with which such director or family member of such director was employed or otherwise affiliated, on the other hand. For those directors for whom the Board determined there was a relationship, the Board then considered whether or not the relationship was material or did in fact, or could reasonably be expected to, compromise such director’s independence from management. The Board definitively determined for those directors identified as independent above that either no such relationship existed at all or that any relationship that existed was not material and/or did not so compromise such director’s independence from management.

Code of Conduct

Our Board has adopted a Code of Conduct applicable to our directors, senior management including the principal executive officer, principal financial officer and principal accounting officer, and all other employees. The Code of Conduct is available on our website at http://ir.dexone.com/governance.cfm. Any waiver of any provision of the Code of Conduct made with respect to any director or executive officer of the Company will be promptly posted on our website at the same link as the Code of Conduct itself and will be disclosed in the next periodic report required to be filed with the SEC.

Related Person Transactions

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transactions Policy by either the Audit and Finance Committee or the Corporate Governance Committee of the Board of Directors.

The reviewing committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction was undertaken in the ordinary course of business; and

•	whether the transaction involves the provision of goods or services to Dex One that are available from unrelated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to Dex One as would be available in comparable transactions with or involving unrelated third parties.

We did not enter into any related person transactions in 2010. Our Related Person Transactions Policy is available on our website http://ir.dexone.com/governance.cfm.

ELECTION OF DIRECTORS (ITEM NO. 1)

At the 2011 Annual Meeting of Stockholders, seven nominees stand for election as directors of Dex One for a one-year term. Each of the nominees currently serves as a Dex One director. Each director nominee in this uncontested election will be elected if he receives more “For” votes than “Against” votes. Each nominee elected as a director will continue in office until the 2012 Annual Meeting of Stockholders and until his successor has been duly elected and qualified or until his earlier resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board of Directors may designate, unless the Board chooses to reduce the number of directors.

The Corporate Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate’s qualifications, the Corporate Governance Committee will consider the candidate’s expertise (including industry background), independence, and integrity, as well as skills relating to operations, finance, marketing and technology. In addition, the Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Committee has not established specific minimum eligibility requirements for candidates other than integrity, the commitment to act in the best interests of all stockholders and ensuring that a substantial majority of the Board remains independent. See our Corporate Governance Guidelines, which may be viewed in the corporate governance section of our website at http://ir.dexone.com/governance.cfm, for additional information on the selection of director candidates.

Our Board of Directors was substantially reconstituted as part of our restructuring. Prior to our emergence from bankruptcy on January 29, 2010, our Board was comprised of the following nine directors: E. Thayer Bigelow, Jr., Robert Kamerschen, Thomas J. Reddin, Ronald Rittenmeyer, David C. Swanson, Alan F. Schultz, David M. Veit, Barry Lawson Williams and Edwina D. Woodbury. Pursuant to the terms of our confirmed Plan of Reorganization, our initial post-emergence Board of Directors was to be comprised of seven directors as follows: (i) the Chief Executive Officer of the Company, (ii) three directors selected by Franklin Advisers, Inc. and (iii) three directors selected by the group of noteholders holding in excess of a majority of the principal amount of pre-petition unsecured note debt who signed support agreements in favor of the pre-arranged restructuring plan that served as the basis for the Plan (the “Consenting Noteholders”). On January 29, 2010, directors Jonathan B. Bulkeley, Eugene I. Davis and W. Kirk Liddell were selected to serve as directors by the Consenting Noteholders and directors Richard L. Kuersteiner, Mark A. McEachen and Alan F. Schultz were selected to serve as directors by Franklin Advisers, Inc. David C. Swanson, our former Chairman and CEO, continued to serve as Chairman of the Board until his separation on May 28, 2010. Alfred T. Mockett, our current CEO and President, joined the Board effective September 13, 2010.

The following descriptions of the business and public company director experience of our current directors include the principal positions held by them since March 1, 2006, their current public company board representations and their past public company board representations since March 1, 2006. We have been advised that there are no family relationships among any of our executive officers and directors.

JONATHAN B. BULKELEY

Mr. Bulkeley, 50, founded Blue Square Capital Management, LLC in March 2009 and has served as its Chief Investment Officer since inception. Blue Square Capital Management, LLC operates the Blue Square Small Cap Value Fund, a hedge fund investing in global small and micro cap equities. Mr. Bulkeley also served as Chief Executive Officer of Scanbuy Inc., a global leader in visual navigation for the wireless industry, from March 2006 to August 2010. Mr. Bulkeley also previously has served as Chief Executive Officer of barnesandnoble.com, and Chairman and Chief Executive Officer of Lifeminders, an online direct marketing company. Mr. Bulkeley has served as a Company director since January 2010 and currently serves on the board of Spark Networks, Inc. During the past five years, Mr. Bulkeley has also been a director of The Reader’s Digest Association, Inc. and Excelsior LaSalle Property Fund, Inc. Mr. Bulkeley brings to the Board management and operational experience with companies in all phases of business development.

Mr. Bulkeley currently serves as the non-executive Chairman of the Board and as a member of the Audit and Finance Committee.

EUGENE I. DAVIS

Mr. Davis, 56, has served as Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately-held consulting firm specializing in crisis and turn-around management and strategic advisory services for public and private business entities, since 1999. Prior to joining Pirinate Consulting, Mr. Davis was Chief Operating Officer of Total-Tel USA Communications, Inc., and President of Emerson Radio Corp. Mr. Davis has served as director for numerous public and private companies across various industries. Mr. Davis has served as a Company director since January 2010 and currently serves on the boards of Ambassadors International, Inc., Atlas Air Worldwide Holdings, Inc., Global Power Equipment, Inc., GSI Group, Inc., Mosaid Technologies, Inc., Orchid Cellmark, Inc., Rural/Metro Corp., Spectrum Brands, Inc., and U.S. Concrete, Inc. Mr. Davis is also a director of the following companies but will not stand for re-election at the 2011 annual meeting of shareholders: Knology, Inc., Roomstore, Inc., SeraCare Life Sciences, Inc., and Spansion, Inc. Mr. Davis is also a director of Trump Resorts Entertainment, Inc., whose common stock is registered under the Securities Exchange Act of 1934 but does not trade. Mr. Davis is on the boards of Footstar, Inc., Smurfit-Stone Container Corporation and YRC Worldwide, Inc. Footstar has announced a merger transaction pursuant to which it will be acquired by Footstar Acquisitions, Inc. in a going-private transaction. Smurfit-Stone has announced a transaction to be acquired by Rock-Tenn Company. YRC Worldwide has announced that it has entered into a non-binding term sheet regarding a restructuring. Mr. Davis will no longer serve as a director of Smurfit-Stone or YRC Worldwide upon closing of those transactions or will resign by December 31, 2011 if the transactions have not closed by that time. During the past five years, Mr. Davis has also been a director of American Commercial Lines Inc., Delta Airlines, Foamex International Inc., Granite Broadcasting Corporation, Ion Media Networks, Inc., Media General, Inc., Ogelbay Norton Company, PRG-Schultz International Inc., Silicon Graphics International, Terrastar Corp., Tipperary Corporation and Viskase, Inc. Mr. Davis brings to the Board experience with companies emerging from chapter 11 restructuring processes and also has significant experience as a director of public companies.

Mr. Davis currently serves as the Chairman of the Audit and Finance Committee.

RICHARD L. KUERSTEINER

Mr. Kuersteiner, 71, currently serves as Associate General Counsel for Franklin Resources, Inc., a global investment management organization known as Franklin Templeton Investments. Mr. Kuersteiner has served in various capacities at Franklin Resources, Inc., since 1990, including Director of Restructuring, Managing Corporate Counsel and Associate General Counsel. He has served as an officer of virtually all of the Franklin Templeton funds. Mr. Kuersteiner has served as a Company director since January 2010. Mr. Kuersteiner brings to the Board experience in complex restructuring transactions and the perspective of large institutional investors.

Mr. Kuersteiner currently serves as the Chairman of the Corporate Governance Committee and as a member of the Compensation and Benefits Committee.

W. KIRK LIDDELL

Mr. Liddell, 61, has served as President, Chief Executive Officer and Director of Irex Corporation, the parent corporation of a specialty contracting network serving commercial, industrial, marine and residential customers, since 1984. Prior to joining Irex Corporation, Mr. Liddell was an associate at Covington & Burling in Washington, D.C., where he practiced corporate law with a focus on bank regulation, securities and antitrust. Mr. Liddell brings to the Board operational experience as the chief executive of a company directly interfacing with local businesses and consumers.

Mr. Liddell previously served as Lead Director until Mr. Swanson’s departure and as interim Principal Executive Officer until Mr. Mockett’s appointment and currently serves as a member of the Audit and Finance Committee.

MARK A. McEACHEN

Mr. McEachen, 53, has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Freedom Communications, Inc., a media company with broadcast television and print publishing business segments, since April 2010. From May 2009 to April 2010, Mr. McEachen served as Freedom’s Senior Vice President and Chief Financial Officer. Freedom filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on September 1, 2009 and emerged from bankruptcy protection under a confirmed plan of reorganization on April 30, 2010. From February 2008 to May 2009 Mr. McEachen served as Chief Financial Officer of Fabrik, Inc., a designer, manufacturer and marketer of online services solutions. Prior to that, Mr. McEachen served as interim Chief Executive Officer and Chief Operating and Financial Officer of BridgeCo Inc., a digital entertainment networking company. Mr. McEachen has served as a Company director since January 2010. Mr. McEachen brings to the Board experience as the chief operating and financial officer of a diversified media company facing many of the same economic and marketplace challenges as the Company. Mr. McEachen also has financial and operating experience with digital businesses.

Mr. McEachen currently serves as the Chairman of the Compensation and Benefits Committee and as a member of the Corporate Governance Committee.

ALFRED T. MOCKETT

Mr. Mockett, 62, joined Dex One as Chief Executive Officer and President on September 13, 2010. Prior to joining the Company, Mr. Mockett served as Chairman and CEO of Motive, Inc., a provider of software management services to communications providers from February 2006 until the company was sold in 2008. Mr. Mockett has more than 30 years experience in executive management and strategic decision-making at a number of leading technology, telecommunications and professional services companies including American Management Systems, a global business and information technology consulting firm for the U.S. and state governments, financial services and communications industries, BT Group (formerly British Telecom), a global provider of communications solutions and services, and Memorex Telex, a global provider of information technology solutions.

ALAN F. SCHULTZ

Mr. Schultz, 52, has served as Chairman, President and Chief Executive Officer of Valassis Communications, Inc., a marketing services company, since 1998. Mr. Schultz has served as a Company director since May 2005 and currently serves on the board of Valassis Communications, Inc. Mr. Schultz brings to the Board experience as the chief executive officer of a publicly-held marketing services company servicing both national and local businesses. Our longest tenured director, Mr. Schultz also has significant experience with the Company’s business and industry.

Mr. Schultz previously served as non-executive Chairman of the Board during our search for a new CEO and currently serves as a member of the Compensation and Benefits and Corporate Governance Committees.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR”
ALL OF THE NOMINEES FOR DIRECTOR

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis of our compensation program for named executive officers should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by, or paid to the named executive officers.

Compensation of the named executive officers is determined under the Company’s compensation program for senior executives. This program is governed by the Compensation and Benefits Committee of the Board of Directors, referred to herein as the Committee. Currently, the Committee determines the compensation of all of the Company’s executive officers. This discussion and analysis focuses on the named executive officers, referred to herein as the NEOs, listed in the Summary Compensation Table and other compensation tables that follow.

As part of a comprehensive restructuring, the Company voluntarily filed for bankruptcy on May 28, 2009. The Company’s Plan of Reorganization was confirmed by the bankruptcy court on January 12, 2010 and the Company successfully emerged from bankruptcy on January 29, 2010. Upon the Company’s emergence from bankruptcy, the Board of Directors was substantially reconstituted with five new independent directors joining legacy directors David C. Swanson and Alan F. Schultz to comprise the new seven member Board. The Committee was also reconstituted with new independent directors Richard L. Kuersteiner and Mark A. McEachen joining Mr. Schultz as the new Committee members. Throughout this section references to the “Prior Committee” shall be to the former Compensation and Benefits Committee that was serving throughout 2009 and until January 28, 2010 and references to the “Committee” shall be to the current Compensation and Benefits Committee consisting of Messrs. McEachen, as Chairman, Kuersteiner and Schultz.

Executive Summary

Objectives of the Compensation Program for Named Executive Officers.  The Committee intends that the Company’s executive compensation program support a growth-oriented business strategy by motivating and rewarding management activities that create sustainable stockholder value over time. The executive compensation objectives are to:

•	enable the Company to attract and retain the key leadership talent required to successfully execute its business strategy;

•	align executive pay with performance, both annual and long-term;

•	ensure internal equity, both as compared to other executives based upon position and contributions, and to the broader employee population;

•	strongly link the interests of executives to those of the Company’s shareholders and other key constituencies;

•	keep the executive compensation practices transparent, in line with best practices in corporate governance; and

•	administer executive compensation on a cost-effective and tax-efficient basis.

2010 Compensation Design.  For 2010, the Prior Committee determined, and the Committee later confirmed, that there should be no changes to base salaries or target annual incentive opportunities for the NEOs. Annual incentive payouts were tied to a combination of Revenue, EBTIDA, Free Cash Flow, Stock Price, and strategic “Line of Sight” metrics in order to focus the management team on profitably growing the Company, as well as managing cash as the Company emerged from bankruptcy. Relative weightings varied by NEO to reflect different strategic priorities by role. Upon relisting on the New York Stock Exchange following the restructuring, the Company provided certain employees, including the NEOs, stock appreciation rights to realign the employees’ interests with those of the stockholders.

2011 Compensation Design.  In March 2011, the Committee approved a number of changes to the overall compensation design to better align the compensation structure with the Company’s strategy and to ensure continued and appropriate alignment with the interests of stockholders. Key changes for executive officers include reductions in target annual incentive levels (except for Messrs. Mockett and Blondy whose target annual incentives are contractually established in their employment agreements); adding Digital Ad Sales as a corporate performance metric to the historical corporate performance metrics of Ad Sales, EBITDA and Free Cash Flow; replacing the Line of Sight performance metric with Individual and/or Functional performance metrics; shifting long-term incentive compensation from a cash-based design to an equity design and adding stock price vesting requirements for the majority of the 2011 equity grants.

Other Compensation Matters.  In addition to the compensation design and decisions discussed above, Dex One’s executive compensation programs support the Company’s commitment to sound corporate governance.

•	The Committee conducts a formal review of the risks associated with Dex One’s executive compensation practices, policies, and programs on an annual basis and assesses risks as part of its regular decision making process.

•	The Company is phasing out the Dex One Corporation Restoration Plan, a non-qualified supplemental 401(k) that provides for a Company match and transition credits on eligible compensation in excess of applicable Internal Revenue limits.

•	In 2008, Dex One froze its defined benefit retirement plans. Dex One does provide a 401(k) plan, and the executives officers participate on the same basis as all other participants.

•	In 2010, the Committee renewed its relationship with Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide independent executive compensation advisory services.

Roles of the Compensation Committee, Management, and Consultants

The Compensation and Benefits Committee is responsible for determining the composition and levels of the Company’s non-CEO executive officer pay packages, and for developing a recommendation for the CEO’s compensation package, which is reviewed and approved by the independent directors of the full Board. The Committee receives assistance from two sources: (1) its independent compensation consulting firm, Semler Brossy; and (2) the Company’s internal executive compensation staff, led by Dex One’s Senior Vice President, Human Resources.

Semler Brossy has been retained by, and reports directly to the Committee, and does not have any other consulting engagements with management or Dex One. Specifically, the Committee regularly seeks independent advice from Semler Brossy on current trends in compensation design, including overall levels of compensation, the appropriateness of peer group companies, the relative weightings of compensation elements, and the value of particular performance measures on which to base compensation. Within this framework, Semler Brossy has been directed to work collaboratively with management, including the CEO, the Senior Vice President of Human Resources, and her staff to ensure sufficient understanding of the Dex One business and compensation programs.

With respect to compensation for Dex One’s CEO, Semler Brossy provides competitive CEO market compensation data for the Committee’s consideration. In accumulating this relevant data, Semler Brossy relies on its understanding of Dex One’s business and compensation programs, and its independent research and analysis. Semler Brossy does not meet with the CEO with respect to his compensation.

For other executive officers, the Senior Vice President of Human Resources works with the CEO to develop the CEO’s compensation recommendations to the Committee. In developing these recommendations, the CEO considers the Company’s overall performance, each individual’s scope of responsibility, competitive market compensation data, individual performance, and the CEO’s assessment of the individual’s current and future potential contribution, as well as the individual’s contribution relative to the other executive officers.

Semler Brossy provides the Committee with its independent view of the CEO’s compensation recommendations.

The Committee presents its final determinations regarding executive officer compensation to the independent members of the full Board for its review and, in the case of the CEO, for approval.

Compensation Positioning

Peer Group Companies.  The Committee intends that the levels of compensation available to executive officers be competitive with the compensation offered by similar publicly held companies. In early 2010, the Committee reexamined the peer group, considering the following factors:

•	the Company has only one direct competitor that is also a stand-alone public company;

•	other companies in the yellow pages and local commercial search industries have very different business models and financial characteristics, thereby making peer comparisons difficult; and

•	the Company’s relatively high margins in recent years significantly differentiated Dex One from potential peer companies.

The peer companies, as a group, are headquartered in the United States, are identified as Media companies by Standard & Poor’s Global Industry Classification System (GICS Industry 254010), and are generally comparable to the Company’s business in terms of revenues. Based on these criteria, the Committee established the following peer group for 2010:

Cinemark Holdings, Inc.	Regal Entertainment Group
Clear Channel Outdoor Holdings, Inc.	Scholastic Corporation
Discovery Communications, Inc.	Scripps Networks Interactive, Inc.
John Wiley and Sons, Inc.	Sirius XM Radio Inc.
Lamar Advertising Company	SuperMedia LLC
The McClatchy Company	Valassis Communications, Inc.
Mediacom Communications Corporation	Warner Music Group Corp.
Meredith Corporation	The Washington Post Company
The New York Times Company

Target Marketplace Positioning.  The Committee’s stated objective was to position an executive’s total direct remuneration opportunity over time for target performance between the 60th and 75th percentile of the marketplace for the executive’s position. This positioning also reflects the Company’s high at-risk variable pay structure and challenging performance objectives as described below. This emphasis on variable, at risk incentive compensation delivers highly competitive pay when challenging performance objectives are met and below average market compensation when performance objectives are not met. Actual total direct remuneration levels will vary from year to year and may be below or above target based on our performance relative to the Company’s objectives. The Committee set the amounts of variable compensation earnable for above-target performance with a view to providing meaningful incentives to executives.

Although the Committee uses peer group data for context and a frame of reference for decision-making, the Committee did not rely exclusively on peer group data in setting the terms of the 2010 compensation programs. Likewise, the Committee did not set total direct remuneration or its component parts at levels designed to achieve a mathematically precise market position, nor is there a commitment or understanding to provide executives with compensation at any specific level, or within any specific range with respect to the peer group.

Elements of Compensation

Total direct remuneration for Dex One’s named executive officers is comprised of base salary, annual incentive compensation, and long-term incentive compensation.

Consistent with the principles of Dex One’s executive officer compensation outlined above, an executive officer’s total direct compensation is based upon the Company’s performance as well as the performance of the individual executive officer. Dex One does not have a pre-established policy or target for allocating between fixed and variable compensation or among the different types of variable compensation, although the allocation is influenced by the Committee’s assessment of compensation practices of the peer group as well as Dex One’s short-term and long-term strategic objectives. Variable compensation generally consists of annual cash incentive compensation and long-term equity-based incentive awards.

Base Salary.  Dex One offers its executive officers an annual base salary to compensate them for services rendered during the year, and is essential for the attraction and retention of talented executive officers. The executive officers’ base salaries are reviewed annually by the Committee, but do not automatically increase each year.

In February 2010, the Committee affirmed the Prior Committee’s determination of base salaries for senior executives for 2010, with no increases in base salary for any NEO in 2010. In September 2010, Mr. Mockett’s base salary was established at $975,000 upon being hired.

Name	Salary

Alfred T. Mockett	$975,000
Steven M. Blondy	$500,000
George F. Bednarz	$400,000
Mark W. Hianik	$400,000
Sean W. Greene	$275,000
David C. Swanson	$955,000	*

*	Employment ended on May 28, 2010

Annual Incentive Compensation.  Dex One provides its executive officers with the opportunity to earn variable cash compensation under the Company’s Annual Incentive Plan. The purpose of the plan is to reward executive officers for performance during a single fiscal year, and to provide incentives for them to achieve Dex One’s annual financial and operational goals, as measured against specific performance criteria relative to Dex One’s overall business results as well as individual performance and contribution. Payouts under the Annual Incentive Plan are determined annually based on the executive officer’s target bonus and performance against each of the measures described below. Achievement between specified performance levels would result in a payout based on straight-line interpolation. There is no payout with respect to any performance measure for which actual performance does not meet the 25%, or threshold, level. If the level of performance under any measure were to exceed the 200% level, the corresponding payout also would exceed 200% based on straight-line interpolation, but the maximum payout under the Annual Incentive Plan for all performance measures combined may not exceed 200% of the NEO’s target annual incentive.

Target bonuses for the executive officers are expressed as a percentage of base salary. In February 2010, the Committee affirmed the Prior Committee’s decision to not increase annual incentive opportunities for any NEO in 2010. The Committee provided Mr. Mockett with an annual incentive opportunity of 100% of base salary at time of hire. The Compensation Committee may reassess the target bonuses for each executive officer from time to time.

Name	Annual Incentive

Alfred T. Mockett	100%
Steven M. Blondy	75%
George F. Bednarz	75%
Mark W. Hianik	60%
Sean W. Greene	60%
David C. Swanson	125%*

*	Employment ended on May 28, 2010

The annual cash incentive for executive officers was designed to reward Company financial performance and individual contribution in 2010 and was based on the following four metrics:

•	Ad Sales Growth: This performance metric supports the Company’s mandate to continue expansion of its service offerings and market presence.

•	EBITDA: This performance metric (defined as EBITDA adjusted for adjustments related to fresh start accounting, impairment charges, restructuring costs and stock-based and other long-term incentive compensation) is designed to reinforce the Company’s focus on profitable growth.

•	Free Cash Flow: This performance metric (defined as cash flow from operations, less capital expenditures adjusted for cash restructuring payments and cash reorganization payments) is designed to reinforce the need to generate cash to build the business, while continuing to meet all debt requirements.

•	Line of Sight: These performance metrics are designed to support specific strategic initiatives and recognize additional critical factors specific to the executive’s role that align with corporate objectives. In 2010, for example, representative metrics for named executive officers included customer growth, increased consumer usage, increased digital sales, improved employee engagement scores and achievement of individual departmental budgets.

	Goal
Metric and Weighting	25% of Target	100% of Target	200% of Target

Ad Sales Growth(30%)	-15.0%	0.0%	2.0%
EBITDA(40%)	$700.0 Million	$1,083.9 Million	$1,110.6 Million
Free Cash Flow(15%)	$406.1 Million	$570.5 Million	$594.5 Million
Line of Sight(15%)	(1)	(1)	(1)

(1)	Discretionary component allowing the Committee to consider performance against individual goals specific to the executive’s role that align with corporate objectives.

In March 2011, the Committee determined that (a) there should be a 0% payout on the Ad Sales Growth metric as the actual Ad Sales decline for the year was less than the 25% threshold level, (b) Adjusted EBITDA for AIP calculation purposes of $829.8 million represented 80.3% of target performance, (c) Adjusted Free Cash Flow for AIP calculation purposes of $585.8 million represented 163.7% of target performance and (d) payouts for the individual Line of Sight metrics averaged 65% of target performance. Weighting these performance/payout levels as described above, the Committee approved the following annual incentive payouts for the named executive officers for 2010:

Name	Paid March 2011

Alfred T. Mockett	$215,070	(1)
Steven M. Blondy	$246,338
George F. Bednarz	$179,070
Mark W. Hianik	$162,456
Sean W. Greene	$108,389
David C. Swanson	$283,854	(1)(2)

(1)	Prorated for partial year.

(2)	Employment ended on May 28, 2010

In February, 2011 the Committee approved the performance metrics for the 2011 Annual Incentive Plan. The 2011 Annual Incentive Plan operates in the same fashion as the 2010 Annual Incentive Plan except for the following changes:

•	Changes in AIP Metrics for all executive officers reporting to the CEO

•	Corporate Performance Metrics (60% Weighting). Digital Ad Sales has been added as a corporate performance metric to the historical Corporate Performance Metrics of Ad Sales, EBITDA and Free

Cash Flow. This new Corporate Performance Metric is designed to reinforce the strategic imperative to grow digital revenue and increase the Company’s digital presence.

•	Individual Performance Metrics (20% Weighting). This new performance metric is designed to capture each leadership team member’s (i.e. the CEO and those other executive officers reporting to the CEO) overall effectiveness as a senior executive.

•	Functional Performance Metrics (20% Weighting). Like the Line of Sight metrics used in 2010, the Functional Performance Metrics are tailored to the each leadership team member reporting to the CEO to support strategic initiatives specific to the that individual’s function.

•	The AIP Metrics for the CEO will consist of the revised Corporate Performance Metrics described above (80% weighting) and the revised Individual Performance Metrics described above (20% weighting).

•	For all leadership team members, the Ad Sales threshold of the Corporate Performance Metrics must be achieved before any payout will be made on the Individual and/or Functional Performance Metrics.

•	Annual incentive targets were reduced for certain executive officer positions (other than Messrs. Mockett and Blondy whose annual incentive targets are contractually provided for in their employment agreements). Executive vice president AIP targets were reduced from 75% of salary to 65%. Senior vice president AIP targets were reduced from 60% of salary to 50%. These changes assist in bringing annual compensation opportunities in line with peer group practices.

Long-Term Incentive Compensation.  Dex One also provides its executive officers with the opportunity to earn variable long-term equity and/or cash compensation under its various long-term incentive plans. The purpose of these long-term awards is to reward executive officers for performance over a longer time horizon and to provide incentives for them to achieve Dex One’s long-term financial and operational goals. Historically, target long-term incentive awards for executive officers were expressed as a percentage of base salary.

In February 2009, the Prior Committee established the Dex One Corporation 2009 Long-Term Incentive Program for Executive Officers (the “2009 LTIP”). The 2009 LTIP is a cash-based plan designed to provide long-term incentive compensation to participants based on the achievement of certain performance measures related to the amount of Dex One’s cumulative free cash flow for the 2009, 2010 and 2011 fiscal years. The 2009 LTIP also provided for an earlier payment upon the achievement of a restructuring relating to the Company’s outstanding indebtedness and liabilities. All of the NEOs (except for Mr. Mockett) are participants in the 2009 LTIP. In February 2010, following the effective date of our Plan of Reorganization, certain executive officers (including each of the NEOs other than Mr. Mockett) received a cash payment equal to one-half of the participant’s maximum Long-Term Incentive Award payable under the 2009 LTIP.

	Paid Feb
Name	2010

Alfred T. Mockett	n/a
Steven M. Blondy	$1,375,000
George F. Bednarz	$1,000,000
Mark W. Hianik	$460,000
Sean W. Greene	$337,500
David C. Swanson	$3,485,750	*

*	Employment ended on May 28, 2010

Following the Company’s restructuring and relisting of its common stock on the NYSE, the Committee reinstituted the use of equity awards as long-term incentive compensation. Post emergence grants of stock appreciation rights (“SARs”) were made to approximately 205 employees on March 1, 2010, including the NEOs (other than Mr. Mockett). The SARs will vest ratably over three years.

Name	Number of SARs	Grant Date Value

Alfred T. Mockett	n/a	n/a
Steven M. Blondy	119,854	$1,359,180
George F. Bednarz	87,167	$988,500
Mark W. Hianik	40,097	$454,712
Sean W. Greene	35,957	$407,763
David C. Swanson	303,841	$3,445,648	*

*	Employment ended on May 28, 2010

Pursuant to his employment agreement, Mr. Mockett received 200,000 shares of the Company’s common stock in the form of a restricted stock award, a fair market value option to purchase 200,000 shares of the Company’s common stock at an exercise price of $9.75 per share (which was the closing price of the Company’s common stock on September 3, 2010), and fully vested premium priced options to purchase 600,000 shares of the Company’s common stock, a third of which shares have an exercise price of $15 per share, a third of which shares have an exercise price of $23 per share, and a third of which shares have an exercise price of $32 per share. The restricted stock will vest ratably over three years and the fair market value option vests ratably over four years. See “Executive Compensation — Grants of Plan-Based Awards During 2010” below for more information.

Recently, the Committee spent a significant amount of time evaluating the desired approach to long-term incentive compensation. Prior to 2009, the Company delivered a target grant date fair value (expressed as a percent of base salary) to each executive officer. The Committee decided to move away from this approach for the 2011 equity grants given the current stock price level and the desired design. With the 2011 long-term incentive awards, the total number of shares to be granted to each executive officer was subjectively determined based on an analysis of the potential future value of the equity assuming successful execution of the Company’s business strategy.

The 2011 equity grants are composed of three different types of equity: (i) time-vested restricted stock which will vest over three years based on continuous employment; (ii) time-vested stock options which will vest over four years based on continued employment; and (iii) price-vested stock options, 50% which will vest when the stock reaches a $10 stock price and 50% which will vest when the stock reaches a $15 stock price, however, in no event can the stock price hurdle condition be satisfied in the initial six months from date of grant.

For executive officers hired in 2011, the full amount of each of the scheduled equity awards were granted in March 2011. For executive officers who were with the Company prior to 2011, the full amount of the scheduled price-vested stock option awards and one-third of the scheduled time-vested restricted stock and time-vested stock option awards were granted in March 2011. The remaining two-thirds of the scheduled time-vested restricted stock and time-vested stock option awards will be split evenly and granted in 2012 and 2013. The grants scheduled to be made in 2012 and 2013 are subject to Committee review and finalization. Mr. Mockett did not receive any equity grants in 2011 since he received his equity grants when he joined the Company in September 2010.

Retirement Programs

Defined Benefit Plans.  In conjunction with establishing the new defined contribution plan, the Prior Committee froze the current defined benefit plans covering all non-union employees, effective as of December 31, 2008. In connection with the freeze, all pension plan benefit accruals for non-union plan participants ceased as of December 31, 2008, however, all plan balances will remain intact and interest credits on participant account balances, as well as service credits for vesting and retirement eligibility, will continue in accordance with the terms of the respective plan. In addition, supplemental transition credits are being provided to certain plan participants nearing retirement who would otherwise have lost a portion of their anticipated pension benefit at age 65 as a result of freezing the current plans. Similar supplemental transition credits are also being provided to certain plan participants who were grandfathered under a final average pay formula when the defined benefit plans were converted from traditional pension plans to cash balance plans. Messrs. Swanson and Bednarz qualified for supplemental transitions credits in the amount of 4% and 6%, respectively.

401(k) Plans.  The 401(k) plan is a tax-qualified retirement savings plan available to substantially all Dex One employees. Participating employees may contribute up to 75% of eligible compensation on a pre-tax or after-tax basis, provided that contributions in a year may not exceed the limit imposed by federal tax rules. Under the new 401(k) plan, Dex One makes a matching contribution each pay period equal to 100% (50% under the former 401(k) Savings Plan) of the employee’s contributions (excluding employee contributions above 6% of eligible compensation). The NEOs are eligible to participate and receive this company matching contribution where applicable.

The Company also maintains an unfunded, non-qualified 401(k) Restoration Plan (the “Restoration Plan”) for those employees (including the NEOs) whose matching or transition credits under the Company’s 401(k) plan are limited by Sections 415 or 401(a)(17) of the Internal Revenue Code. Matching and transition credits are credited to participant accounts no later than the last day of each calendar year. Separate bookkeeping accounts are maintained for each participant in the Restoration Plan. Amounts credited to a Restoration Plan participant’s account are deemed to be invested at the direction of the Restoration Plan participant in one or more hypothetical investments as may be authorized from time to time by the Restoration Plan administrator. These hypothetical investment alternatives are the same as the investment alternatives under the Company’s 401(k) plan.

On July 27, 2010, the Committee approved the phased termination of the Restoration Plan. Per the terms of the approved phased termination of the Plan, the Company will cease to make matching contributions under the Plan after December 31, 2010 and, effective January 1, 2014, after the final transition credits have been applied, the Company will freeze accruals under the Plan. The Plan will be terminated and all account balances will be paid out to Plan participants (subject to relevant 409A limitations) as soon as practicable following December 31, 2013.

Benefit Programs and Perquisites

Benefits are part of the overall competitive compensation program designed to attract and retain employees, including executives. The NEOs participate in the same benefit programs as the general employee population, with certain additional benefits made available to them described in footnote 5 to the Summary Compensation Table below. The perquisites and other personal benefits provided by the Company to the NEOs are consistent with the Company’s philosophy of attracting and retaining exemplary executive talent and, in some cases, such as the participation in the Duke Executive Health Program, the Company provides perquisites and other personal benefits because it is in the best interests of the Company and its stockholders. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the NEOs.

Business Protection Terms

The named executives are subject to significant contractual restrictions intended to prevent them from taking actions that could potentially harm the business, particularly after termination of employment. These business protections include obligations not to compete, not to hire away employees, not to interfere with relationships with suppliers and customers, not to disparage Dex One, not to reveal confidential information, and to cooperate with the Company in litigation. Business protection provisions are included in the Company’s code of conduct, employment agreements, standard form non-competition agreements that are executed upon hire and standard form releases that are required to be executed before the Company makes severance payments to any employee, including executives.

Severance Policies

Severance protection is provided to two executives under the terms of their employment agreements and to other executives under the Company’s executive severance policy. This protection fosters a long term perspective and permits executives to focus on executing the Company’s strategy and enhancing sustainable stockholder value without undue concern or distraction. This protection is also designed to be fair and competitive to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or if the Company takes actions giving him or her good reason to terminate his or her employment with us. The Company believes that the protection it provides — including the level of severance payments and post-termination benefits — is appropriate in terms of fostering long term value enhancing performance, and within the range of competitive practice, thereby facilitating recruitment and retention of key talent. The level of severance is examined versus the practices of the Company’s peer group to ensure that the severance provided is in line with competitive practice.

In line with competitive practices, severance payments and benefits are increased should the executive be terminated without cause or were to terminate for good reason within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction while relatively free of concern for his or her own situation, and ameliorates any conflict between his or her own interests and those of the Company’s stockholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to the Company’s stockholders from a transaction or, if no transaction is consummated, to ensure that the Company’s business will continue without undue disruption afterwards. The Company believes that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential transaction price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to the Company and its stockholders.

Tax Deductibility

Internal Revenue Code Section 162(m) limits the tax deductions that a public company can claim for compensation to some of its named executive officers. The Company generally seeks to preserve such corporate tax deductibility for compensation to the extent practicable, although the Committee retains flexibility to approve, when appropriate, compensation arrangements which promote the objectives of the Company’s compensation program but which do not qualify for full tax deductibility. The Committee intended that performance-based compensation authorized and earned under the annual incentive program and under the long-term incentive program qualify as performance-based compensation and therefore was or will be fully tax-deductible by the Company without limitation under Code Section 162(m). In connection with permitting personal use of the corporate aircraft by named executive officers, a portion of the Company’s related expense is non-deductible under U.S. federal income tax law. The Company treats such personal use as compensation, as reported in the “All Other Compensation” column of the Summary Compensation Table.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, has recommended to the Board (and the Board has accepted such recommendation) that the Compensation Discussion and Analysis be included in this proxy statement.

This Compensation and Benefits Committee Report shall not be deemed to be “filed” with the SEC or subject to Section 18 of the Securities Exchange Act of 1934.

Compensation and Benefits Committee

Mark A. McEachen, Chairman
Richard L. Kuersteiner
Alan F. Schultz

Executive Compensation

The following tables and accompanying narrative should be read in conjunction with “Compensation Discussion and Analysis” above.

Summary of Officer Compensation During 2010

The following table summarizes the total compensation of our NEOs for 2010. The NEOs for fiscal year 2010 were our outgoing Chairman and Chief Executive Officer, our new Chief Executive Officer and President, our Executive Vice President and Chief Financial Officer and our three other most highly compensated executive officers serving as such at December 31, 2010. Following Mr. Swanson’s departure on May 28, 2010, director W. Kirk Liddell served as our interim Principal Executive Officer until Mr. Mockett took over as Chief Executive Officer and President on September 13, 2010. Mr. Liddell did not receive compensation as the interim Principal Executive Officer; he is compensated as a member of our Board of Directors. See the director compensation table on page 33 for information regarding compensation Mr. Liddell received as a director.

Summary Compensation Table — Fiscal 2010

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)(1)	(e)(2)	(f)(2)	(g)(3)	(h)(4)	(i)(5)	(j)

Alfred T. Mockett(6)	2010	300,000	0	1,924,000	2,710,220	215,070	0	15,959	5,165,249
President & CEO
Steven M. Blondy	2010	501,923	1,375,000	0	1,359,180	246,338	29,926	148,920	3,661,288
EVP & Chief Financial	2009	501,374	0	0	0	282,750	59,918	76,566	920,608
Officer	2008	502,747	0	248,675	1,153,995	135,750	13,251	42,899	2,097,317
George F. Bednarz	2010	401,539	1,000,000	0	988,500	179,070	65,108	231,481	2,865,698
EVP Sales & Marketing	2009	401,099	0	0	0	226,200	115,712	104,505	847,516
(acting)	2008	366,552	0	206,945	930,268	90,440	32,122	46,275	1,672,602
Mark W. Hianik	2010	401,539	460,000	0	454,712	162,456	2,947	96,581	1,578,235
SVP & General Counsel	2009	401,099	0	0	0	180,960	0	53,005	635,064
Sean W. Greene	2010	276,058	337,500	0	407,763	108,389	9,547	105,280	1,244,537
SVP Interactive (acting)	2009	249,382	0	0	0	111,795	21,895	229,922	612,994
David C. Swanson(7)	2010	481,173	3,485,750	0	3,445,648	283,854	(6,177,123)	6,500,995	8,020,297
Former Chairman & CEO	2009	957,624	0	0	0	900,088	5,721,281	316,864	7,895,857
	2008	960,247	0	2,770,950	2,891,976	432,138	2,583,469	216,789	9,855,569

(1)	Amounts reported in this column represent payouts related to the 2009 LTIP awards. 50% of the awards were paid out to executives upon the company’s emergence from bankruptcy on January 29, 2010. See “Compensation Discussion and Analysis — Elements of Compensation — Long Term Incentive Compensation” above for a further explanation of our long-term incentive awards.

(2)	The compensation amounts reported in the “Stock Awards” and “Options/SAR Awards” columns reflect the grant date value of awards calculated in accordance with FASB Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. The fair value of a stock award is equal to the closing prices of our stock on the grant date. The fair value of a SAR is determined using the Black-Scholes option pricing model and in the case of premium priced options, the Monte Carlo method. Our Black-Scholes and Monte Carlo assumptions for financial statement purposes are described in Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Stock awards and stock options granted in 2008 were cancelled upon our emergence from bankruptcy in January 2010.

(3)	Amounts reported in this column represent the cash annual incentive award paid for annual performance under our Annual Incentive Plan. The amounts shown for 2010 performance were paid in March 2011, the amounts shown for 2009 performance were paid in March 2010, and the amounts shown for 2008 performance were paid in March 2009. See “Grants of Plan-Based Awards During 2010” below and “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation” above for a further explanation of our annual incentive awards.

(4)	Amounts listed as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect the change during the year in the actual present value of each NEO’s pension benefit, if any, plus the actual earnings during 2010 under the Restoration Plan. Our Restoration Plan does not provide for above-market or preferential earnings on non-qualified deferred compensation and therefore no such amounts are included in the table above. This column shows a negative balance for Mr. Swanson for 2010 since all his accounts were paid out following his termination.

(5)	The “All Other Compensation” column for 2010 includes the following (all amounts in dollars):

	Personal			Tax Gross Up
	Financial	Travel	DC Plan	Benefit on
	Planning	Expenses(a)	Contribution(b)	Perquisites(c)	Other(d)	Total

Alfred T. Mockett	0	0	13,500	0	2,459	15,959
Steven M. Blondy	15,334	0	14,700	250	118,637	148,920
George F. Bednarz	15,169	10,396	14,700	7,892	183,324	231,481
Mark W. Hianik	14,895	10,396	14,700	5,237	51,354	96,581
Sean W. Greene	14,749	0	14,700	15,614	60,217	105,280
David C. Swanson	9,177	12,827	14,700	9,682	6,454,609	6,500,995

(a)	Travel expenses for Mr. Bednarz and Mr. Hianik include incremental income of $10,396 each for spousal attendance at company-related events. Travel expense for Mr. Swanson includes incremental income of $12,827 for personal use of Company aircraft. The incremental cost associated with personal use of Company aircraft is tabulated based on the direct and direct variable costs of each personal use flight. Some of these costs include, but are not limited to, landing and parking fees, flight planning services, aircraft fuel and oil, and crew travel expenses.

(b)	“DC Plan Contributions” reflect the Company contributions under our 401(k) Plan, as reported by our plan record keepers prior to audit and any adjustments. The 401(k) plan is a tax-qualified defined contribution plan.

(c)	The Company provides a gross up for tax purposes on the value of perquisites.

(d)	“Other” compensation for Mr. Mockett includes $1,050 in matching credits under the Restoration Plan, equal to the amount we would have contributed as a matching contribution to the 401(k) plan in 2010 but for the contribution limitations under federal tax laws, and $1,409 in imputed income of life insurance premiums. “Other” compensation for Mr. Blondy represents $1,630 for participation in the Company’s executive health program, $1,000 in Company contributions towards his Health Savings Account, $114,765 in matching credits under the Restoration Plan, and $1,242 in imputed income of life insurance premiums. “Other” compensation for Mr. Bednarz includes $1,038 in Company contributions towards his Health Savings Account, $165,780 in matching and transition credits under the Restoration Plan, $14,700 in transition contributions to the defined contribution plan, and $1,806 in imputed income of life insurance premiums. “Other” compensation for Mr. Hianik includes $1,630 for participation in the Company’s executive health program, $1,000 in Company contributions towards his Health Savings Account, $47,758 in matching credits under the Restoration Plan, and $966 in imputed income of life insurance premiums. “Other” compensation for Mr. Greene includes $28,758 in matching credits under the Restoration Plan, $31,190 in Relocation assistance, and $270 in imputed income of life insurance premiums. “Other” compensation for Mr. Swanson includes $4,170 for club dues, $404 in Company contributions towards his Health Savings Account, $1,630 for participation in the Company’s executive health program, $2,155 in imputed income of life insurance premiums, and a severance lump sum payment in the amount of $6,446,250, as per Mr. Swanson’s severance agreement.

(6)	Mr. Mockett’s employment with the Company began on September 13, 2010.

(7)	Mr. Swanson’s employment with the Company ended on May 28, 2010. Included in the base salary column for 2010 is a payment for unused vacation as of the termination date.

Grants of Plan-Based Awards During 2010

The following table provides information regarding non-equity plan-based awards granted to each NEO for the year ended December 31, 2010 under the Annual Incentive Plan and equity awards granted to each NEO in 2010.

Grants of Plan-Based Awards Table — Fiscal 2010

						All Other
						Stock	All Other	Fair
						Awards:	Option/SAR	Market
						Number of	Awards:	Value	Exercise	Grant
						Securities	Number of	of Restricted	or Base	Date Fair
						Underlying	Securities	Stock,	Price of	Value of
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Restricted Stock	Underlying	Option/SAR	Option/SAR	Stock and
		Grant	Threshold	Target	Maximum	Units	Options/SARs	Awards	Awards	Option/SAR
Name		Date	($)	($)	($)	(#)	(#)	($/Sh)	($/Sh)	Awards
(a)		(b)	(c)(1)	(d)(1)	(e)(1)	(f)(2)	(g)(2)(3)	(h)(4)	(h)	(i)(5)

Alfred T. Mockett	AIP		75,000	300,000	600,000
	NQSO	9/6/2010					200,000	9.62	9.75	759,740
	NQSO	9/6/2010					200,000	9.62	15.00	839,940
	NQSO	9/6/2010					200,000	9.62	23.00	627,540
	NQSO	9/6/2010					200,000	9.62	32.00	483,000
	RSA	10/12/2010				200,000		9.62		1,924,000
Steven M. Blondy	AIP		93,750	375,000	750,000
	SAR	3/1/2010					119,854	28.68	28.68	1,359,180
George F. Bednarz	AIP		75,000	300,000	600,000
	SAR	3/1/2010					87,167	28.68	28.68	988,500
Mark W. Hianik	AIP		60,000	240,000	480,000
	SAR	3/1/2010					40,097	28.68	28.68	454,712
Sean W. Greene	AIP		41,250	165,000	330,000
	SAR	3/1/2010					35,957	28.68	28.68	407,763
David C. Swanson (6)	AIP		298,438	1,193,750	2,387,500
	SAR	3/1/2010					303,841	28.68	28.68	3,445,648

(1)	Amounts shown represent threshold, target and maximum payouts under the 2010 Dex One Annual Incentive Plan — See “Compensation Discussion and Analysis — Elements of Compensation — Annual Incentive Compensation” above for a detailed explanation of the performance measures, performance objectives and relative weightings used by the Compensation and Benefits Committee to determine actual 2010 payout amounts. The amounts in these columns are prorated for Mr. Mockett whose employment with the Company commenced on September 13, 2010.

(2)	Mr. Mockett was awarded 200,000 shares of time-vested restricted stock, 200,000 time-vested stock options and 600,000 premium-priced stock options. All equity granted to Mr. Mockett was as per the employment agreement entered into between the Company and Mr. Mockett on September 6, 2010 and is intended to cover the four year agreement period. All CEO equity grants were valued as of September 13, 2010, his first day of employment with the Company.

(3)	All SAR grants were awarded to named executive officers on March 1, 2010 upon our successful emergence from bankruptcy on January 29, 2010.

(4)	The per share fair market value of all awards granted on March 1, 2010 is equal to the volume weighted average market value of our common stock during the first thirty calendar days following the Company’s emergence from Chapter 11. The per share fair market value of Mr. Mockett’s grants are equal to the market close price of our common stock on September 13, 2010.

(5)	Grant date fair value calculated in accordance with FASB ASC Topic 718.

(6)	Mr. Swanson’s employment with the Company ended on May 28, 2010 and 278,521 SARs were forfeited as per his separation agreement.

Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

The following narrative regarding employment agreements and other compensation arrangements provides certain background information to provide the reader with a better understanding of the compensation amounts shown in the Summary Compensation Table and Grants of Plan-Based Awards Table above. It should be read in conjunction with the footnotes to those tables and “Compensation Discussion and Analysis” above. Capitalized terms used under the caption “Employment Agreements and Other Compensation Arrangements” below have the meanings as defined in the relevant employment and other compensation agreements, which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010.

Employment Agreements and Other Compensation Arrangements.  The compensation of the NEOs employed as of December 31, 2010 as provided by their respective employment agreements or other compensation arrangements was as follows:

		Guideline	Guideline
		Annual	Stock
		Incentive	Award		Change in
		Opportunity	Opportunity		Control
		(% of	(% of	Severance	Severance
Name	Base Salary	Base Salary)	Base Salary)	(1)	(1)

Alfred T. Mockett	$975,000	100%	n/a(2)	1.5 times	3 times
Steven M. Blondy	$500,000	75%	275%	2 times	3 times
George F. Bednarz	$400,000	75%	250%	1.5 times	2 times
Mark W. Hianik	$400,000	60%	115%	1.5 times	2 times
Sean W. Greene	$275,000	60%	150%	1.5 times	2 times
David C. Swanson(3)	$955,000	125%	365%	n/a	3 times

(1)	Severance payments are equal to the specified multiple of base salary plus target annual incentive. See “Potential Payments upon Termination or Change-in-Control” below for a discussion of the circumstances under which severance payments may be triggered and more detailed information about the amounts payable for each NEO.

(2)	Mr. Mockett’s employment with the Company began on September 13, 2010. At that time, the Company granted Mr. Mockett equity incentives in accordance with the terms of his employment agreement. These awards were intended to cover his employment term.

(3)	Mr. Swanson’s severance payment was related to a change in control event in accordance with his separation agreement.

For 2010, the Committee awarded no increases in base salary, annual incentive target or total direct remuneration target to any NEO, and made no changes to the foregoing severance benefits for any NEO.

The remaining principal terms of the employment agreements or other arrangements with our current NEOs are as follows:

Term	Mr. Mockett’s employment agreement has a fixed term that runs through December 31, 2014. Mr. Blondy’s employment agreement is subject to automatic one-year renewals, unless notice has been given 90 days prior to the scheduled termination date for the agreement. Any non-renewal of the employment agreement by us would be considered a termination without Cause. The other NEOs are terminable at will.

Additional Compensation	Each NEO is eligible to participate in all bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives (subject, in the case of Messrs. Mockett and Blondy, to the provisions of their respective employment agreements).

Benefits	Mr. Blondy is eligible to participate in all employee benefit programs (including perquisites, fringe benefits, vacation, pension and 401(k) plan participation and life, health, accident and disability insurance) no less favorable than in effect on December 31, 2008. Each of the remaining NEOs are eligible to participate in all employee benefit programs (including perquisites, fringe benefits, vacation, pension and 401(k) plan participation and life, health, accident and disability insurance) to the same extent as other similarly situated executive officers.

Termination without Cause or for Good Reason not arising from or within two years after a Change in Control	Mr. Blondy receives a cash lump sum payment equal to two times base salary plus guideline annual incentive. Each of the remaining NEOs receives a cash lump sum payment equal to one-and-one-half times base salary plus guideline annual incentive. Mr. Blondy also receives continuation of benefits for two years (one and one-half years for the remaining NEOs). Terminated NEOs are also eligible to receive a cash payment of a pro rata portion of the annual incentive payable for the year of termination.

Termination without Cause or for Good Reason arising from, and within two years after, a Change in Control	Messrs. Mockett and Blondy each receive a cash lump sum payment equal to three times the sum of base salary plus guideline annual incentive and continuation of benefits for three years, in the case of Mr. Blondy and one-and-one half years, in the case of Mr. Mockett. Each of the remaining NEOs receives a cash lump sum payment equal to two times the sum of base salary plus guideline annual incentive and continuation of benefits for one and one-half years. In addition, under the Dex One Corporation Equity Incentive Plan and the 2009 LTIP, upon a Change in Control, certain awards may vest and become fully payable as provided in the relevant Plan and/or grant documents. If negotiations commence prior to a termination of employment but eventually result in a Change in Control within two years, then the NEO shall be treated as having been terminated within two years following a Change in Control and, therefore, shall be entitled to the benefits described above. Terminated NEOs are also eligible to receive a cash payment of a pro rata portion of the annual incentive payable for the year of termination.

Death/Disability/Retirement	Each NEO (or beneficiary) receives salary through date of termination and a pro rata portion of the annual incentive. Each NEO also receives continuation of medical and dental benefits to age 65 in event of Disability. Outstanding equity awards are subject to accelerated vesting in the event of Death, Disability or Retirement or a Change in Control, and such equity awards may be exercised until the earlier to occur of one year after the date of such termination or the established expiration date of such award.

Excise Tax	The compensation of each of Messrs. Blondy and Mockett will be “grossed up” for any excise tax imposed under Section 4999 of the U.S. Internal Revenue Code relating to any payments made on account of a change in control or a termination of his employment. However, if total payments associated with such change in control are less than (i) 360% of the executive’s “base amount” under applicable tax rules (in the case of Mr. Blondy) and (ii) 110% of an amount equal to $1.00 less than three times executive’s “base amount” under applicable tax rules (in the case of Mr. Mockett), the total payments will be reduced to the level at which no excise tax would apply, and therefore no gross up will be paid.

Restrictive Covenants	Non-compete — during the term of employment and 12 months following termination, the NEO shall not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or its affiliates.

Non-solicitation — during the term of employment and 12 months following termination, the NEO shall not solicit or otherwise interfere with the Company’s relationship with its employees, customers and suppliers.

Confidentiality — during the term of employment and at all times thereafter the NEO shall not disclose to any third party the Company’s confidential and/or proprietary information.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information regarding all outstanding SARs, stock options and other equity awards held by the NEOs at year-end 2010. Pursuant to our Plan of Reorganization, all outstanding equity securities of R.H. Donnelley Corporation, including all stock options, SARs and restricted stock units, were cancelled on January 29, 2010 when the Plan of Reorganization became effective.

Outstanding Equity Awards At Fiscal Year-End

		Options Awards				Stock Awards
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have Not	Have Not
	Grant	(#)	(#)	Price	Expiration	Vested	Vested
Name	Date	Exercisable	Unexercisable	($)	Date	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)(4)

Alfred T. Mockett(1)	9/6/2010	0	200,000	9.75	9/3/2020
	9/6/2010	200,000	0	15.00	9/3/2020
	9/6/2010	200,000	0	23.00	9/3/2020
	9/6/2010	200,000	0	32.00	9/3/2020
	10/12/2010					200,000	1,492,000
Steven M. Blondy(2)	3/1/2010	0	119,854	28.68	2/27/2020
George F. Bednarz(2)	3/1/2010	0	87,167	28.68	2/27/2020
Mark W. Hianik(2)	3/1/2010	0	40,097	28.68	2/27/2020
Sean W. Greene(2)	3/1/2010	0	35,957	28.68	2/27/2020
David C. Swanson(3)	3/1/2010	0	25,320	28.68	6/1/2011

(1)	Mr. Mockett’s unexercised stock options vest in equal, annual installments over four years beginning on the first anniversary of the grant date. He was granted 600,000 fully vested, premium-priced stock options that are currently underwater. His restricted stock award vests in equal, annual installments over three years beginning on September 13, 2011.

(2)	All SARs grants awarded on March 1, 2010 vest in equal, annual installments over three years, beginning on the first anniversary of the grant date.

(3)	All previously granted equity awards were forfeited when Mr. Swanson’s employment ended, except for 25,320 SARs that vested on March 2, 2011 and will expire on June 1, 2011, in accordance with his separation agreement.

(4)	Value of stock award calculated using market closing price of $7.46 as on December 31, 2010, which was the last trading day in the fiscal year 2010.

Pension Benefits

Pension Benefits — Fiscal 2010

		Number of Years	Present Value of	Payments During
Name	Plan Name	of Credited Service	Accumulated Benefit	Last Fiscal Year
(a)	(b)	(c)	(d)(1)	(e)

Alfred T. Mockett	Retirement Account	n/a	n/a	n/a
	PBEP	n/a	n/a	n/a
Steven M. Blondy	Retirement Account	5.83	$70,850	n/a
	PBEP	5.83	$187,583	n/a
George F. Bednarz	Retirement Account	32.00	$461,323	n/a
	PBEP	32.00	$259,951	n/a
Mark W. Hianik	Retirement Account	n/a	n/a	n/a
	PBEP	n/a	n/a	n/a
Sean W. Greene	Retirement Account	11.00	$59,853	n/a
	PBEP	11.00	$7,686	n/a
David C. Swanson	Retirement Account	22.50	n/a	$349,190
	PBEP	22.50	n/a	$1,326,922
	SERP	22.50	n/a	$4,376,262

(1)	On October 21, 2008, the Compensation and Benefits Committee of the Board of Directors authorized the freeze of the R.H. Donnelley Retirement Account and the Company’s Pension Benefit Equalization Plan effective as of December 31, 2008. In connection with the freeze, all benefit accruals under these plans ceased as of December 31, 2008, however, all plan balances will remain intact and interest credits on participant account balances, as well as service credits for vesting and retirement eligibility, will continue in accordance with the terms of the plans.

Present Value of Accumulated Pension Benefits.  For each of the pension plans referenced in the above table, the present values of accumulated benefits are provided as of December 31, 2010, and are based on a discount rate of 5.30% and a retirement age of 65. Assumptions regarding pre-retirement mortality have been disregarded. The actuarial assumptions used in calculating present values are the same as those used in the actuarial valuation of the Company’s pension obligations at December 31, 2010, as set forth in Note 10 to our audited consolidated financial statements included in our 2010 Annual Report on Form 10-K.

Dex One Retirement Account.  The Dex One Retirement Account is a funded and tax-qualified defined benefit pension plan that provides benefits under a “cash balance” formula. Under this formula, pension benefits were based on the participant’s notional account balance.

As of December 31, 2010, the Dex One Retirement Account covered all employees of R.H. Donnelley, Inc. who were participants in the R. H. Donnelley Retirement Account as of December 31, 2008 and who had attained age 21 and completed at least one year of service as of such date. Employees of Dex Media and Business.com were not eligible to participate. Participants become fully vested in their accrued retirement benefit upon completion of five years of service or upon attaining age 65 while actively employed. At any time following termination of employment, a vested participant may elect to receive a lump sum payment equal to his or her notional account balance, or monthly payments under an immediate or deferred annuity that is actuarially equivalent to the notional account balance.

Dex One PBEP.  The Pension Benefit Equalization Plan of Dex One Corporation, which we refer to as the Dex One PBEP, is an unfunded, non-qualified plan that covers participants in the Dex One Retirement Account whose benefits under the Dex One Retirement Account were limited by the qualified plan rules. Dex One PBEP benefits were based on the participant’s notional account balance. The participant’s notional account balance under the Dex One PBEP is equal to the excess of (1) the participant’s “uncapped” notional account balance determined in accordance with the Dex One Retirement Account disregarding the Internal

Revenue Code Section 415 limit on benefits and Section 401(a)(17) limit on compensation, over (2) the participant’s notional account balance under the Dex One Retirement Account. We will pay the benefits from our general assets in the form of a lump sum that is equivalent to the Dex One PBEP notional account balance.

As noted above under “Compensation Discussion and Analysis — Retirement Programs — Defined Benefit Plans,” the Dex One Retirement Account and the Dex One PBEP were frozen as part of the new retirement plan design effective as of January 1, 2009.

Nonqualified Deferred Compensation

401(k) Restoration Plan.  The Company maintains an unfunded, non-qualified 401(k) Restoration Plan (the “Restoration Plan”) for those employees (including the NEOs) whose matching or transition credits under the Company’s 401(k) plan are limited by Sections 415 or 401(a)(17) of the Internal Revenue Code. Matching and transition credits are credited to participant accounts no later than the last day of each calendar year. Separate bookkeeping accounts are maintained for each participant in the Restoration Plan. Amounts credited to a Restoration Plan participant’s account shall be deemed to be invested at the direction of the Restoration Plan participant in one or more hypothetical investments as may be authorized from time to time by the Restoration Plan administrator. Presently, these hypothetical investment alternatives are the same as the investment alternatives under the Company’s 401(k) plan.

On July 27, 2010, the Committee approved the phased termination of the Restoration Plan. Per the terms of the approved phased termination of the Plan, the Company will cease to make matching contributions under the Plan after December 31, 2010 and, effective January 1, 2014, after the final transition credits have been applied, the Company will freeze accruals under the Plan. The Plan will be terminated and all account balances will be paid out to Plan participants (subject to relevant 409A limitations) as soon as practicable following December 31, 2013.

Nonqualified Deferred Compensation — Fiscal 2010

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
Name	Last FY	Last FY	Last FY	Distributions	Last FYE
(a)	(b)	(c)(1)	(d)	(e)(2)	(f)

Alfred T. Mockett	$0	$1,050	$0	$0	$1,050
Steven M. Blondy	$0	$114,765	$3,252	$0	$141,462
George F. Bednarz	$0	$165,780	$5,857	$0	$208,780
Mark W. Hianik	$0	$47,758	$2,947	$0	$63,726
Sean W. Greene	$0	$28,758	$0	$0	$28,758
David C. Swanson	$0	$0	$10,536	$124,750	$0

(1)	Amounts shown in this column represent (i) “matching credits” made effective as of December 31, 2010 pursuant to the Restoration Plan for each of the NEOs and (ii) “transition credits” made effective as of December 31, 2010 pursuant to the Restoration Plan for Mr. Bednarz.

(2)	Amounts in this column represent the Restoration Plan account balance that was distributed in December 2010 in connection with Mr. Swanson’s termination of employment on May 28, 2010.

Potential Payments upon Termination or Change-in-Control

Severance protection is provided to our NEOs with employment agreements under those agreements and to other executives under our executive severance policy. We believe this protection fosters a long term perspective and permits executives to focus upon executing our strategy without undue concern or distraction. This protection is also designed to be fair and competitive to aid in attracting and retaining experienced executives. We believe that the protection we provide, including the level of severance payments and post-

termination benefits, is appropriate in terms of fostering long term performance, and within the range of competitive practice, thereby facilitating recruiting and retention of key talent.

In line with competitive practices, severance payments and benefits are increased should the executive be terminated without cause or voluntarily resign for good reason within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction while relatively free of concern for his or her own situation, and ameliorates any conflict between his or her own interests and those of our shareholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to our shareholders from a transaction or, if no transaction is consummated, to ensure that our business will continue without undue disruption afterwards. We believe that the potential cost of executive change in control severance payments and benefits, as a percentage of the potential transaction price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to these benefits to the Company and its shareholders. It should be noted that, although our change in control benefits provide for the immediate vesting of certain previously awarded equity grants upon a change in control, our continuing NEOs voluntarily waived such rights in our last three strategic acquisitions in consideration of the fact that they would continue to constitute the management team of the applicable combined company. Moreover, as part of the Plan of Reorganization, the employment agreements and the executive severance policy were amended to provide that the implementation of the restructuring of the Company and its subsidiaries pursuant to the Plan shall not alone constitute good reason for purposes of triggering the payment of severance payments and benefits under those agreements and policy.

The following table shows the potential value of payments and benefits to each NEO pursuant to their respective employment agreements and other applicable arrangements and plans under various employment termination and change in control scenarios assuming such events occurred as of December 31, 2010. See “Grants of Plan-Based Awards During 2010 — Additional Information Relating to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreements and Other Compensation Arrangements” above for other important terms and conditions of employment for our NEOs. Capitalized terms used without definition in this section have the meanings as defined in the relevant employment and other compensation agreements, which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2010.

Incremental Value of Payments and Benefits Upon Change-in-Control (“CIC”) and Various Types of Terminations

	Mr. Mockett	Mr. Blondy	Mr. Bednarz	Mr. Hianik	Mr. Greene	Mr. Swanson(1)

Termination Scenario (12/31/10)
Voluntary Resignation or for cause
Total	$0	$0	$0	$0	$0

Without cause or for good reason
(Not within two years of CIC)
Incentive pay — pro rata	$215,070	$246,338	$179,070	$162,456	$108,389
Severance pay	2,925,000	1,750,000	1,050,000	960,000	660,000
Unvested SARs/Options — pro rata(2)	0	0	0	0	0
Unvested RS — pro rata(2)	147,819	—	—	—	—
2009 LTIP(3)	0	1,375,000	1,000,000	460,000	337,500
Health benefits/Life Insurance continuation	14,581	20,229	15,489	14,955	15,717

Total	$3,302,470	$3,391,567	$2,244,559	$1,597,411	$1,121,606

Within Two Years of CIC
(Without cause or for good reason)
Incentive pay — pro rata	$215,070	$246,338	$179,070	$162,456	$108,389	$283,854
Severance pay	5,850,000	2,625,000	1,400,000	1,280,000	880,000	6,446,250
Unvested SARs/Options(2)	0	0	0	0	0	0
Unvested RS(2)	1,492,000	—	—	—	—	—
2009 LTIP(3)	0	1,375,000	1,000,000	460,000	337,500	3,485,750
Health benefits/Life Insurance continuation	14,581	30,344	15,489	14,955	15,717	116,658
Perquisites(4)	0	50,892	0	0	0	73,917
Outplacement	0	25,000	0	0	0	25,000
280G/4999 Tax Gross Up	2,676,953	—	—	—	—	—

Total	$10,248,604	$4,352,574	$2,594,559	$1,917,411	$1,341,606	$10,431,429

CIC — Assuming no termination
Unvested SARs/Options(2)	$0	$0	$0	$0	$0
Unvested RS(2)	0	—	—	—	—

Total	$0	$0	$0	$0	$0

Death or Disability
Incentive pay — pro rata	$215,070	$246,338	$179,070	$162,456	$108,389
Unvested SARs/Options — pro rata(2)	0	0	0	0	0
Unvested RS — pro rata(2)	147,819
2009 LTIP(3)	0	1,375,000	1,000,000	460,000	337,500
Disability — Present Value of Health
Benefits through age 65	29,051	107,656	73,521	107,656	166,964

Total	$391,940	$1,728,994	$1,252,591	$730,112	$612,853

Retirement
Unvested SARs/Options — pro rata(2)	$0	$0	$0	$0	$0
Unvested RS — pro rata(2)	147,819
2009 LTIP(3)	0	1,375,000	1,000,000	460,000	337,500

Total	$147,819	$1,375,000	$1,000,000	$460,000	$337,500

(1)	Mr. Swanson’s last day of employment was May 28, 2010. Data above reflects actual payments made according to Mr. Swanson’s separation agreement.

(2)	This amount represents the aggregate in-the-money value of the SARs and restricted stock which would become vested as a direct result of the termination event or Change in Control, as the case may be, before the applicable stated vesting date, plus the aggregate value of any performance-based award that would be deemed earned and vested solely as a direct result of the termination event or Change in Control, as the case may be, before the stated earning or vesting date. The stated earning or vesting date is the date at which an award would have been earned or vested absent such termination event or Change in Control, as the case may be. This calculation of value does not attribute any additional value to options based on their remaining term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the termination event or Change in Control. Represents the “in-the-money” value of stock options/SARs.

(3)	Actual 2009 LTIP payments will be made in March 2012 based on company performance for the fiscal years 2009-2011. Estimated 2009 LTIP payments shown in the table above assume target performance level will be achieved.

(4)	Perquisites include financial planning services, executive health screenings and club dues.

In addition to the incremental value of payments and benefits under the various termination and Change in Control scenarios described above, the NEOs would be eligible for certain additional pension benefits. The Pension Benefits table above describes the general terms of the Dex One Retirement Account and the Dex One PBEP, along with the years of credited service and the present value of each NEO’s accumulated benefits under such plans as of December 31, 2010. The table below shows the lump sum pension benefits payable under the Dex One PBEP for each NEO in office at December 31, 2010 if the NEO had died or terminated employment as of December 31, 2010.

Accumulated Benefit
at 12/31/2010
Payable to Executive
upon Termination,
Disability or Death

Alfred T. Mockett	$0
Steven M. Blondy	$287,004
George F. Bednarz	$766,163
Mark W. Hianik	$0
Sean W. Greene	$81,518

Compensation and Benefits Committee Interlocks and Insider Participation

Thomas J. Reddin, Alan F. Schultz and Barry Lawson Williams served as members of the Compensation and Benefits Committee until our emergence from bankruptcy on January 29, 2010. From and after January 29, 2010, Richard L. Kuersteiner, W. Kirk Liddell (for the period beginning on May 28, 2010 and ending September 13, 2010, while Mr. Liddell was serving as our interim Principal Executive Officer), Mark A. McEachen (except for the period beginning May 28, 2010 and ending September 13, 2010) and Alan F. Schultz served as members of the Compensation and Benefits Committee. No such member of that Committee is or has been an officer or employee of the Company and none had interlocking relationships with any other entities of the type that would be required to be disclosed in this proxy statement.

Director Compensation

The Compensation and Benefits Committee periodically reviews the level and balance of our non-employee director compensation with the input and assistance of its independent compensation consultant. As part of the restructuring, the Committee and the new Board of Directors reviewed the director compensation program and implemented the following revised non-employee director compensation program which took effect in February 2010:

•	Annual retainer of $125,000, payable $50,000 in cash and $75,000 in Company common stock.

•	Additional cash retainer of $75,000 to the non-executive Chairman, $25,000 to the Chair of the Audit and Finance Committee and $15,000 to each of the Chairs of the Compensation and Benefits and Corporate Governance Committees.

•	Cash meeting fees of $2,000 for each Board and Board Committee meeting attended.

•	Reimbursement for reasonable costs and expenses associated with attendance at Board and Board Committee meetings and other Company business.

Director Compensation During 2010

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on our Board of Directors in 2010.

Director Compensation — Fiscal 2010

	Fees Earned or	Stock	Other
	Paid in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)

Active Directors
Jonathan B. Bulkeley	113,875	117,088	245	231,208
Eugene I. Davis	125,000	75,000	6,670	206,670
Richard L. Kuersteiner(3)	91,000	75,000	3,509	169,509
Kirk W. Liddell	125,250	142,340	12,050	279,640
Mark A. McEachen	114,750	117,088	22,376	254,213
Alan F. Schultz	136,875	75,000	12,686	224,561
Former Directors
E. Thayer Bigelow Jr.	10,583	0	0	10,583
Robert Kamerschen	15,167	0	19	15,186
Thomas Reddin	7,500	0	0	7,500
Ronald Rittenmeyer	10,583	0	0	10,583
David M. Veit	7,917	0	0	7,917
Barry Lawson Williams	8,750	0	116	8,866
Edwina D. Woodbury	12,667	0	85	12,752

(1)	The compensation amounts reported in the “Stock Awards” column reflects the grant date value of stock awards calculated in accordance with FASB Topic 718 without regard to estimated forfeitures related to service-based vesting conditions. Director stock awards paid during 2010 consisted of the annual retainer stock awards of 2,615 shares each and stock awards to Mr. Liddell (7,000 shares) and Messrs. Bulkeley and McEachen (4,375 shares each) for serving as members of the Executive Oversight Committee during our search for a new CEO.

(2)	Comprised of travel expense reimbursement in connection with board and committee meeting attendance.

(3)	Beginning in June 2010, pursuant to an arrangement with his employer, Mr. Kuersteiner stopped receiving compensation for serving as a director. We continue to reimburse Mr. Kuersteiner for travel and other expenses incurred in connection with board service.

The following table shows the aggregate number of stock awards outstanding and held by each non-employee director serving as such at December 31, 2010.

Number of Shares Held at December 31, 2010

	Stock Awards	Stock Awards(1)
	(unvested)	(vested)
Name	(#)	(#)

Jonathan B. Bulkeley	0	6,990
Eugene I. Davis	0	2,615
Richard L. Kuersteiner	0	2,615
Kirk W. Liddell	0	9,615
Mark A. McEachen	0	6,990
Alan F. Schultz	0	2,615

(1)	Directors were granted fully vested stock awards during 2010.

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
(ITEM NO. 2)

Recently enacted rules enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our NEOs as disclosed in this proxy statement.

Executive Summary

Objectives of the Compensation Program for Named Executive Officers.  The Committee intends that the Company’s executive compensation program support a growth-oriented business strategy by motivating and rewarding management activities that create sustainable stockholder value over time. The executive compensation objectives are to:

•	enable the Company to attract and retain the key leadership talent required to successfully execute its business strategy;

•	align executive pay with performance, both annual and long-term;

•	ensure internal equity, both as compared to other executives based upon position and contributions, and to the broader employee population;

•	strongly link the interests of executives to those of the Company’s shareholders and other key constituencies;

•	keep the executive compensation practices transparent, in line with best practices in corporate governance; and

•	administer executive compensation on a cost-effective and tax-efficient basis.

2010 Compensation Design.  For 2010, the Prior Committee determined, and the Committee later confirmed, that there should be no changes to base salaries or target annual incentive opportunities for the NEOs. Annual incentive payouts were tied to a combination of Revenue, EBTIDA, Free Cash Flow, Stock Price, and strategic “Line of Sight” metrics in order to focus the management team on profitably growing the Company, as well as managing cash as the Company emerged from bankruptcy. Relative weightings varied by NEO to reflect different strategic priorities by role. Upon relisting on the New York Stock Exchange following the restructuring, the Company provided certain employees, including the NEOs, stock appreciation rights to realign the employees’ interests with those of the stockholders.

2011 Compensation Design.  In March 2011, the Committee approved a number of changes to the overall compensation design to better align the compensation structure with the Company’s strategy and to ensure continued and appropriate alignment with the interests of stockholders. Key changes for executive officers include reductions in target annual incentive levels (except for Messrs. Mockett and Blondy whose target annual incentives are contractually established in their employment agreements); adding Digital Ad Sales as a corporate performance metric to the the historical corporate performance metrics of Ad Sales, EBITDA and Free Cash Flow; replacing the Line of Sight performance metric with Individual and Functional performance metrics; shifting long-term incentive compensation from a cash-based design to an equity design and adding stock price vesting requirements for the majority of the 2011 equity grants.

Other Compensation Matters.  In addition to the compensation design and decisions discussed above, Dex One’s executive compensation programs support the Company’s commitment to sound corporate governance.

•	The Committee conducts a formal review of the risks associated with Dex One’s executive compensation practices, policies, and programs on an annual basis and assesses risks as part of its regular decision making process.

•	The Company is phasing out the Dex One Corporation Restoration Plan, a non-qualified supplemental 401(k) that provides for a Company match and transition credits on eligible compensation in excess of applicable Internal Revenue limits.

•	In 2008, Dex One froze its defined benefit retirement plans. Dex One does provide a 401(k) plan, and the executives officers participate on the same basis as all other participants.

•	In 2010, the Committee renewed its relationship with Semler Brossy Consulting Group, LLC to provide independent executive compensation advisory services.

For the reasons discussed above, we are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2011 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, and therefore not binding on Dex One, the Board or the Compensation and Benefits Committee. The Board and the Compensation and Benefits Committee values the opinions of our stockholders and, to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider such stockholders’ concerns and the Compensation and Benefits Committee will evaluate whether any actions are necessary to address those concerns.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR”
THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

ADVISORY (NON-BINDING) VOTE DETERMINING THE FREQUENCY
OF ADVISORY VOTES ON EXECUTIVE COMPENSATION
(ITEM NO. 3)

Recently enacted rules also enable our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our NEOs, such as Item No. 2 above. By voting on this Item No. 3, stockholders may indicate whether they would prefer an advisory vote on NEO compensation once every one, two or three years (or you may abstain).

After careful consideration of this Item, the Board has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for Dex One at this time, and therefore the Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with RiskMetric’s policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for Dex One, and we look forward to hearing from such stockholders on this Item.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below.

“RESOLVED, that the option of once every one year, two years, or three years that receives a majority of votes cast for this resolution will be determined to be the frequency preferred by the stockholders with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure).”

The option of one year, two years or three years that receives a majority of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been recommended by stockholders. However, because this vote is advisory and not binding on the Board or the Compensation and Benefits Committee in any way, the Board may decide that it is in the best interests of our stockholders to hold an advisory vote on executive compensation more or less frequently than the option recommended by the stockholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
STOCKHOLDERS SELECT “ONE YEAR” ON THE PROPOSAL
RECOMMENDING THE FREQUENCY OF ADVISORY (NON-BINDING)
VOTES ON EXECUTIVE COMPENSATION

STOCK OWNERSHIP INFORMATION

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 1, 2011 by (i) each of the current NEOs, (ii) each of the Company’s current directors, (iii) all current directors and executive officers of the Company as a group and (iv) owners of more than 5% of the outstanding shares of the Company’s common stock. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company’s current directors and NEOs listed below is 1001 Winstead Drive, Cary, North Carolina 27513.

	Shares of the Company’s
	Common Stock
	Amount Beneficially		Percentage
Beneficial Owner	Owned(1)		of Class

George F. Bednarz	—	(2)	—
Steven M. Blondy	1,000	(2)	*
Jonathan B. Bulkeley	6,990		*
Eugene I. Davis	2,615		*
Sean W. Greene	—	(2)	—
Mark W. Hianik	—	(2)	—
Richard L. Kuersteiner	2,615		*
W. Kirk Liddell	22,115		*
Mark A. McEachen	6,990		*
Alfred T. Mockett	200,000	(3)	*
Alan F. Schultz	2,615		*
All Current Directors and Executive Officers as a Group (16 persons)	294,940		*
Franklin Resources, Inc.	14,778,116	(4)	29.50%
One Franklin Parkway
San Mateo, CA 94403-1906
BlackRock, Inc.	3,781,040	(5)	7.56%
40 East 52nd Street
New York, NY 10022
Paulson & Co. Inc.	3,676,394	(6)	7.35%
1251 Avenue of the Americas
New York, NY 10020

*	Represents ownership of less than 1%.

(1)	The amounts and percentage of the Company’s common stock beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 10, 2011, the Company had 50,308,556 shares of common stock outstanding and entitled to vote.

(2)	Does not include any shares of common stock issuable upon the exercise of stock appreciation rights that are vested on March 1, 2011 since the closing price of our common stock on March 1, 2011 ($4.75) was significantly less than the base price ($28.68) of the vested stock appreciation rights.

(3)	Consists solely of a restricted stock award that vests in three annual installments beginning on September 13, 2011. Pursuant to the terms of the award, Mr. Mockett may exercise full voting rights with respect to the shares covered by the award. Does not include any shares issuable upon the exercise of 600,000 fully vested, premium-priced stock options, since the closing price of our common stock on

March 1, 2011 ($4.75) was significantly less than the exercise prices of the vested stock options (which range from $15 to $32 per share).

(4)	Franklin Resources, Inc. (“FRI”) filed a Schedule 13D/A with the SEC on June 14, 2010 reporting that one or more open- or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries (collectively, the “Investment Management Subsidiaries”) of FRI beneficially owned 14,778,116 shares of our common stock as of June 8, 2010. The number of shares of the Company’s common stock as to which each reporting person on this Schedule 13D/A and other Investment Management Subsidiaries has sole power to vote or to direct the vote of our common stock is as follows: Franklin Resources, Inc: 0; Charles B. Johnson: 0; Rupert H. Johnson, Jr.: 0; Franklin Advisers, Inc.: 14,626,124; Franklin Templeton Investments Corp.: 3,254; Templeton Asset Management Ltd.: 6,143; and Templeton Global Advisors Limited: 20,281. The number of shares of the Company’s common stock as to which each reporting person on this Schedule 13D/A and other Investment Management Subsidiaries has sole power to dispose or to direct the disposition of our common stock is as follows: Franklin Resources, Inc: 0; Charles B. Johnson: 0; Rupert H. Johnson, Jr.: 0; Franklin Advisers, Inc.: 14,748,688; Franklin Templeton Investments Corp.: 3,254; Templeton Asset Management Ltd.: 6,143; and Templeton Global Advisors Limited: 20,281.

(5)	BlackRock, Inc. filed a Schedule 13G with the SEC on February 4, 2011 reporting that it and five of its subsidiaries (BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Advisors, LLC and BlackRock Investment Management, LLC) beneficially owned 3,781,040 shares of our common stock as of December 31, 2011, with sole voting and dispositive power over all of those shares.

(6)	Paulson & Co. Inc. filed a Schedule 13G with the SEC on February 14, 2011 reporting that it beneficially owned 3,676,394 shares of our common stock as of December 31, 2010, with sole voting and dispositive power over all of those shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, certain of our officers and beneficial owners of more than ten percent of our common stock to file with the SEC reports of their initial ownership and changes in their ownership of our common stock. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2010.

AUDIT COMMITTEE

Audit and Finance Committee Report

The Audit and Finance Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. KPMG LLP (“KPMG”), acting as independent accountant, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit and Finance Committee hereby reports as follows:

1) The Audit and Finance Committee has reviewed and discussed the audited financial statements for fiscal 2010 with management.

2) The Audit and Finance Committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3) The Audit and Finance Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit and Finance Committee concerning independence and has discussed with KPMG its independence from the Company and management.

4) Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Finance Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

This Audit and Finance Committee Report shall not be deemed to be “filed” with the SEC or subject to Section 18 of the Securities Exchange Act of 1934.

Audit and Finance Committee

Eugene I. Davis, Chairman
Jonathan B. Bulkeley
W. Kirk Liddell

Principal Accountant Fees and Services

Generally, the Audit and Finance Committee approves each year the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by any independent registered public accounting firm during that calendar year, before any such work commences. The Chairman of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Audit and Finance Committee up to $250,000 at any one time. The Chairman may also approve services previously approved by the Audit and Finance Committee at amounts up to $250,000 higher than previously approved by the Audit and Finance Committee. In either case, the Chairman will report their approval of such additional services and/or amounts to the Audit and Finance Committee at its next scheduled meeting or at a special meeting which may be called in the absolute discretion of the Chairman, and such amounts are subject to Committee ratification. The Chairman may also defer to the Audit and Finance Committee with respect to any such additional services or amounts. The Chairman and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent registered public accounting firm.

Aggregate fees for professional services rendered to the Company by KPMG for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009

Audit Fees	$2,296,590	$2,329,725
Audit-Related Fees	—	—
Tax Fees	917,137	882,108
All Other Fees	747,479	156,446

Total	$3,961,201	$3,368,279

Audit Fees.  Audit fees for the years ended December 31, 2010 and 2009 were for professional services rendered by KPMG for the audits of the consolidated financial statements of the Company, including the audit of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, comfort letters, consents and review of other documents filed with the SEC.

Audit-Related Fees.  There were no audit-related fees billed by KPMG for the years ended December 31, 2010 and 2009.

Tax Fees.  Tax fees billed for the years ended December 31, 2010 and 2009 were for services rendered by KPMG in connection with general tax compliance, tax planning and tax advice.

All Other Fees.  Other fees for the years ended December 31, 2010 and 2009 were for services rendered by KPMG associated with the Company’s process improvement initiatives, fresh start accounting and administrative fees.

Substantially all of the tax and other services (and in most cases, the related fees) disclosed above were approved by the Committee prior to material substantive work having been performed.

The Audit and Finance Committee engaged the services of Anton Collins Mitchell LLP (“ACM”) for audits of the Company’s employee benefit plans in 2010 and 2009. Fees paid to ACM for the Company’s employee benefit plan audits totaled $79,638 in 2010 and $127,000 in 2009.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM (ITEM NO. 4)

Our Audit and Finance Committee, pursuant to its charter, has appointed KPMG LLP as our independent registered public accounting firm for fiscal 2011. KMPG has served in this capacity since 2008.

While the Audit and Finance Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit and Finance Committee and our Board are requesting, as a matter of policy, that the stockholders ratify the appointment of KPMG as our independent registered public accounting firm. The Audit and Finance Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit and Finance Committee may investigate the reasons for stockholder rejection and may consider whether to retain KPMG or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our stockholders or the Company.

A formal statement by representatives of KPMG is not planned for the annual meeting. However, KPMG representatives are expected to be present at the meeting and available to respond to appropriate questions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE “FOR”
THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011

OTHER INFORMATION

How to Raise a Matter at a Meeting or Nominate Members of the Board of Directors

Our Bylaws provide that stockholders may propose business to be conducted at an annual stockholders meeting and/or nominate individuals to be elected to the Board of Directors at an annual meeting of stockholders if such proposal or nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the our principal executive offices not less than 90 days nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was first mailed or public disclosure of the date of the annual meeting was first made, whichever first occurs. Such stockholder’s notice shall set forth all of the information described in Section 1.06 of our bylaws.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented at the annual meeting. Accordingly, we urge you to vote your shares by one of the prescribed methods as soon as possible. Thank you for your prompt attention to this important stockholder responsibility.

By Order of the Board of Directors

Mark W. Hianik
Senior Vice President, General Counsel
and Corporate Secretary

March 17, 2011
Cary, North Carolina

DEX ONE CORPORATION YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. WO# 00000 Fulfillment# 00000 ▼ FOLD AND DETACH HERE ▼ THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS, “FOR” ITEMS 2 AND 4 AND A VOTE FOR STOCKHOLDER APPROVAL EVERY 1 YEAR ON ITEM 3. Please mark your votes as indicated in this example ☒ 1. ELECTION OF DIRECTORS (Please vote FOR a total of only “7” Nominees) The Board of Directors recommends that you vote “FOR” all 7 Nominees listed below: Nominees: FOR AGAINST WITHHOLD 01 Jonathan B. Bulkeley 02 Eugene I. Davis 03 Richard L. Kuersteiner 04 W. Kirk Liddell 05 Mark A. McEachen 06 Alfred T. Mockett 07 Alan F. Schultz FOR AGAINST ABSTAIN 2. Proposal to approve by non-binding vote executive compensation; Board of Directors recommends a vote for Stockholder approval every year. 1 year 2 years 3 years Abstain 3. Proposal to recommend by non-binding vote, the frequency of executive compensation votes; and 4. To ratify the appointment of KPMG LLP as independent registered public accounting firm for 2011. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof. Mark Here for Address Change or Comments SEE REVERSE NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature Signature Date

Important notice regarding the Internet availability of proxy materials for the Dex One Corporation Annual Meeting of Stockholders: The Proxy Statement for the 2011 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the Year Ended December 31, 2010 are available at: http://ir.dexone.com/governance.cfm. ▼ FOLD AND DETACH HERE ▼ PROXY DEX ONE CORPORATION Annual Meeting of Stockholders — May 3, 2011 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Alfred T. Mockett and Mark W. Hianik, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Dex One Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held May 3, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. Address Change/Comments (Mark the corresponding box on the reverse side) BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# 00000 Fulfillment# 00000